                                                                     EXHIBIT 2.2










                            AGREEMENT OF PARTNERSHIP





                                       OF








                               BWI-PROST PARTNERS,


                            A CALIFORNIA PARTNERSHIP

                                TABLE OF CONTENTS

                                                                            Page
SECTION 1 -       THE PARTNERSHIP
         1.1      FORMATION.................................................  1
         1.2      NAME......................................................  1
         1.3      PURPOSE...................................................  1
         1.4      PLACE OF BUSINESS.........................................  2
         1.5      TERM......................................................  2
         1.6      STATUTORY COMPLIANCE......................................  2
         1.7      TITLE TO PROPERTY.........................................  2
         1.8      PAYMENTS OF INDIVIDUAL OBLIGATIONS........................  2
         1.9      INDEPENDENT ACTIVITIES; TRANSACTIONS WITH AFFILIATES......  2
         1.10     DEFINITIONS...............................................  3

SECTION 2 -       PARTNERS' CAPITAL CONTRIBUTIONS
         2.1      INITIAL CAPITAL CONTRIBUTIONS............................  12
         2.2      ADDITION CAPITAL CONTRIBUTIONS...........................  12
         2.3      LOANS BY PARTNERS TO THE PARTNERSHIP.....................  14
         2.4      OTHER MATTERS............................................  14

SECTION 3 -       ALLOCATIONS
         3.1      PROFITS..................................................  14
         3.2      LOSSES...................................................  15
         3.3      SPECIAL ALLOCATIONS......................................  15
         3.4      CURATIVE ALLOCATIONS.....................................  16
         3.5      OTHER ALLOCATION RULES...................................  16
         3.6      TAX ALLOCATIONS:  CODE SECTION 704(C)....................  17

SECTION 4 -       DISTRIBUTIONS
         4.1      DISTRIBUTIONS............................................  17
         4.2      AMOUNTS WITHHELD.........................................  19

SECTION 5 -       MANAGEMENT AND OPERATIONS
         5.1      JOINT MANAGEMENT COMMITTEE...............................  20
         5.2      AUTHORITY OF JOINT MANAGEMENT COMMITTEE..................  20
         5.3      MEETINGS.................................................  22
         5.4      DUTIES...................................................  22
         5.5      RULES AND PROCEDURES.....................................  22
         5.6      DUTY OF CARE.............................................  22
         5.7      DEADLOCK BREAKING........................................  22

SECTION 6 -       INDEMNIFICATION OF PARTNERS
         6.1      GENERAL..................................................  22

                                                                           Page

         6.2      ENVIRONMENTAL............................................ 22
         6.3      PARTNERSHIP EXPENSES..................................... 23
         6.4      LIMITATIONS.............................................. 23

SECTION 7 -       REPRESENTATIONS AND WARRANTIES
         7.1      PROST.................................................... 23
         7.2      BWISS.................................................... 24

SECTION 8 -       ACCOUNTING, BOOKS AND RECORDS
         8.1      ACCOUNTING, BOOKS AND RECORDS............................ 25
         8.2      REPORTS.................................................. 25
         8.3      TAX RETURNS; INFORMATION................................. 26
         8.4      SPECIAL BASIS ADJUSTMENT................................. 26
         8.5      TAX MATTERS PARTNER...................................... 26

SECTION 9 -       AMENDMENTS; MEETINGS
         9.1      AMENDMENTS............................................... 26

SECTION 10 -      TRANSFER OF INTERESTS
         10.1     RESTRICTIONS ON TRANSFER................................. 27
         10.2     RIGHT OF FIRST REFUSAL................................... 27
         10.3     PERMITTED TRANSFERS...................................... 27
         10.4     GENERAL TRANSFER PROVISIONS.............................. 27
         10.5     TAX ALLOCATIONS AND CASH DISTRIBUTION.................... 28
         10.6     COMPLIANCE............................................... 28

SECTION 11 -      WITHDRAWALS; ACTION FOR PARTITION; BREACHES
         11.1     WAIVER OF PARTITION...................................... 28
         11.2     COVENANT NOT TO WITHDRAW OR DISSOLVE..................... 29
         11.3     CONSEQUENCES OF VIOLATION OF COVENANTS................... 29
         11.4     BREACH PAYMENTS.......................................... 30
         11.5     NO BONDING............................................... 30
         11.6     NET EQUITY............................................... 30

SECTION 12 -      BUY-OUT
         12.1     BUY-OUT PROVISION........................................ 31
         12.2     NONSOLICITATION.......................................... 31
         12.3     HIRING OF BWISS' EMPLOYEES............................... 32
         12.4     NONDISCLOSURE OF CONFIDENTIAL INFORMATION................ 32
         12.5     INTELLECTUAL PROPERTY RIGHTS............................. 33
         12.6     PARTNERSHIP MATERIALS.................................... 33

                                                                           Page

SECTION 13 -      DISSOLUTION AND WINDING UP
         13.1     LIQUIDATING EVENTS....................................... 34
         13.2     WINDING UP............................................... 34
         13.3     COMPLIANCE WITH CERTAIN REQUIREMENTS OF REGULATIONS;..... 35
         13.4     DEEMED DISTRIBUTION AND RECONTRIBUTION................... 35
         13.5     RIGHTS OF PARTNERS....................................... 36
         13.6     NOTICE OF DISSOLUTION.................................... 36
         13.7     RIGHT OF FIRST REFUSAL................................... 36

SECTION 14 -      MISCELLANEOUS
         14.1     NOTICES.................................................. 39
         14.2     BINDING EFFECT........................................... 39
         14.3     CONSTRUCTION............................................. 39
         14.4     SEVERABILITY............................................. 39
         14.5     INCORPORATION BY REFERENCE............................... 39
         14.6     FURTHER ACTION........................................... 39
         14.7     GOVERNING LAW............................................ 39
         14.8     COUNTERPART EXECUTION.................................... 39
         14.9     ARBITRATION.............................................. 40
         14.10    ATTORNEYS' FEES.......................................... 40

         This AGREEMENT OF PARTNERSHIP OF BWI-PROST PARTNERS, a California partnership, ("Agreement") is entered into and shall be effective as of the Contribution Date (as defined in Section 1.7 of the Contribution Agreement attached hereto as Exhibit A) by and among Prost Partners, L.P. ("Prost") and BWI-St. Stan's, Inc., pursuant to the provisions of the California Uniform Partnership Act, on the following terms and conditions:

         WHEREAS, Prost currently owns and operates a brewery and brewpub located in Modesto, California doing business as St. Stan's Brewing Company, and Beverage Works, Inc. ("BWI"), which owns all of the outstanding shares of BWI-St. Stan's, Inc. ("BWISS"), is seeking to acquire or enter into partnership arrangements with at least two other breweries in the United States, which are anticipated to be consummated upon the closing of an initial public offering of BWI common shares; and

         WHEREAS, Prost and BWI have skills, proprietary technologies and know-how in producing, marketing, distributing and selling craft beers and other beverages, which could be used to develop novel and cost-competitive products and processes; and

         WHEREAS, the parties hereto desire to create a partnership for the purpose of developing their technologies and skills and producing such products and processes.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth herein and intending to be legally bound, the parties hereto do hereby agree as follows:

                                    SECTION 1
                                 THE PARTNERSHIP

         1.1 FORMATION. The Partnership is hereby formed as a California general partnership effective as of the Contribution Date pursuant to, in accordance with, and for purposes of, the provisions of the Act.

         1.2 NAME. The name of the Partnership shall be BWI-Prost Partners and all business of the Partnership shall be conducted in such name. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

         1.3 PURPOSE.

             (a) The business of the Partnership is (i) developing, promoting, producing, distributing and selling St. Stan's Brewing Company products, and
(ii) cooperating with BWI and its subsidiaries and partners in the developing, promoting, producing, distributing and selling of those entities' products.

             (b) The Partnership shall be a partnership only for the purpose specified in this Section 1.3. Except as otherwise provided in this Agreement, the Partnership shall not engage in any other activity or business and no Partner shall have any authority to hold itself out as a general agent of another Partner in any other business or activity.

         1.4 PLACE OF BUSINESS. The principal place of business of the Partnership shall be at 821 L Street, Modesto, California, or at such other place within or without the State of California as may be determined by the Joint Management Committee.

         1.5 TERM. The term of the Partnership shall commence on the Contribution Date as defined in Section 1.7 of the Contribution Agreement and shall continue until the winding up and liquidation of the Partnership and its business is completed following a "Liquidating Event," as provided in Section 13 hereof.

         1.6 STATUTORY COMPLIANCE. The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of California. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Partnership.

         1.7 TITLE TO PROPERTY. All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partners's interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

         1.8 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of a Partner.

         1.9 INDEPENDENT ACTIVITIES; TRANSACTIONS WITH AFFILIATES.

             (a) Each Partner and any of its Affiliates shall be required to devote only such time to the affairs of the Partnership as such Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and each such Person, to the extent not otherwise directed by such Partner, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

             (b) Insofar as permitted by applicable law, each Partner (acting on its own behalf) and its Affiliates may, except as otherwise set forth in this Agreement, engage in whatever activities they choose, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities, or require any Partner to permit the Partnership or any Partner or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.



                                                                         2 of 40

         1.10 DEFINITIONS. Capitalized words and phrases used in this Agreement have the following meanings:

             (a) "Act" means the California Uniform Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

             (b) "Adverse Act" means, with respect to any Partner, any of the following:

                 (i) A failure of such Partner to make any Capital Contribution required pursuant to any provision of this Agreement;

                 (ii) A Transfer of all or any portion of such Partner's interest in the Partnership except as expressly permitted or required by this Agreement;

                 (iii) Any termination, dissolution or liquidation of a corporation or partnership which is a Partner, or the taking of any action by its directors, majority shareholders or general partners looking to the termination, dissolution or liquidation of such Partner, unless substantially all assets of such Partner are transferred, or are to be transferred, to a Wholly Owned Affiliate of such Partner;

                 (iv) The Bankruptcy of such Partner or the occurrence of any other event which would permit a trustee or receiver to acquire control of the affairs or assets of such Partner; or

                 (v) A determination that such Partner has taken an action, or has failed to take an action within the scope of its duties hereunder, that results, or can reasonably be expected to result in, such Partner becoming liable to indemnify the Partnership for a material sum pursuant to any provision of this Agreement or that would justify a decree of dissolution of the Partnership under the Act.

             (c) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

             (d) "Agreement" means this Agreement of Partnership, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto", and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.



                                                                         3 of 40

             (e) "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

             (f) "Business Day" means a day of the year on which banks are not required or authorized to close in Los Angeles, California.

             (g) "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

                 (i) To each Person's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

                 (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership. If a promissory note is distributed to a Partner by the Partnership that is the maker of such note, such Partner's Capital Account will be decreased with respect to such note only when there is a taxable disposition of such note by the Partner or when the Partnership make principal payments on the note. The previous sentence shall not apply if a note distributed to a Partner by the Partnership who is the maker of such note is readily tradable on an established securities market.



                                                                         4 of 40

Furthermore, the Capital Account of a Partner whose interest in the Partnership is liquidated will be reduced to the extent of (i) the fair market value, at the time of distribution of any negotiable promissory note (of which the Partnership is the maker) that the Partnership distributes to the Partner on or after the date such Partner's interest is liquidated and within the time specified in Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (ii) the fair market value, at the time of liquidation of the unsatisfied portion of any negotiable promissory note (of which the Partnership is the maker) that the Partnership previously distributed to the Partner. For purposes of the preceding sentence, the fair market value of a note will be no less than the outstanding principal balance of such note, provided that such note bears interest at a rate no less than the applicable federal rate at the time of valuation.

                 (iii) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                 (iv) In determining the amount of any liability for purposes of Sections 1.10(g)(i) and 1.10(g)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Joint Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the Joint Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 13 hereof upon the dissolution of the Partnership. The Joint Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b)(2)(iv).

                 (h) "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership or the principal amount of Partnership debts assumed with respect to the Partnership interest held by such Partner pursuant to the terms of this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or by a Person related to the maker of the note within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Contribution of any Partner until the Partnership makes a taxable



                                                                         5 of 40
disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

             (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)

             (j) "Debt" means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Partnership whether or not the Partnership has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii) and (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership's business and are not delinquent or are being contested in good faith by appropriate proceedings.

             (k) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Joint Management Committee.

             (l) "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, common law rule, decree, agency interpretation, injunction or other authorization or requirement whenever promulgated, issued, or modified, including the requirement to register underground storage tanks, relating to:

                 (i) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined), materials containing Hazardous Substances, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

                 (ii) the use, treatment, storage, disposal, handling, manufacturing,



                                                                         6 of 40
transportation, or shipment of Hazardous Substances, materials containing Hazardous Substances or hazardous and/or toxic wastes, material, products or by-products (or of equipment or apparatus containing Hazardous Substances) as defined in or regulated under the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section 9601 et seq., and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended from time to time; or

                 (iii) otherwise relating to pollution or the protection of human health or the environment.

             (m) "Fiscal Year" means (i) the period commencing on the Contribution Date and ending on December 31, 1996, (ii) any subsequent twelve
(12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Section 3 hereof.

             (n) "Gross Asset Value" means, with respect to any asset, tangible or intangible, the asset's adjusted basis for federal income tax purposes, except as follows:

                 (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partners;

                 (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) when calculating Net Equity under Section 11.6; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                 (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Partners; and

                 (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section



                                                                         7 of 40

1.704-1(b)(2)(iv)(m) and Sections 1.10(z)(vi) and 3.3(e) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.10(n)(iv) to the extent the Partners determine that an adjustment pursuant to
Section 1.10(n)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this
Section 1.10(n)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 1.10(n)(i), Section 1.10(n)(ii), or Section 1.10(n)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

In the event that the Partners are unable to determine the gross fair market value for the purpose of determining the Gross Asset Value of any asset under this Section 1.10(n), then the gross fair market value shall be the Gross Appraised Value.

             (o) "Gross Appraised Value" of an asset, tangible or intangible, as of any day, shall be equal to the gross fair market value of the asset as of such day. Gross Appraised Value shall be determined as follows:

                 (i) At any time after the thirtieth (30th) day a request is made by either Partner to determine the gross fair market value of any asset, either Partner may give notice to the other Partner that the gross fair market value is to be determined under this Section 1.10(o). Such notice shall designate the First Appraiser and the other Partner shall appoint the Second Appraiser within ten (10) Business Days of receiving such notice designating the First Appraiser.

                 (ii) If the Second Appraiser is timely designated, the First and Second Appraisers shall meet within ten (10) days of such appointment and shall endeavor, within twenty (20) days of such appointment, to agree upon, and give written notice to the Partnership, the Partners, and the firm of independent certified public accountants regularly employed by the Partnership, of the gross fair market value of the asset (the "Appraisers' Notice"). The agreed value shall be the asset's gross fair market value.

                 (iii) If an Appraisers' Notice is not given during such period, then at any time after such period, either the Partner who appointed the First Appraiser or the Partner who appointed the Second Appraiser, by written notice to the First Appraiser and Second Appraiser, may demand that they appoint a Third Appraiser (the "Third Appraiser"). If the First Appraiser and Second Appraiser have not either given an Appraisers' Notice or appointed the Third Appraiser (who shall have agreed to serve) by the twentieth (20th) day after such demand, either the Partner who appointed the First Appraiser or the Partner who appointed the Second Appraiser may request any judge of the Superior Court of the County of Los Angeles, State of California to appoint the Third Appraiser. After the appointment of the Third Appraiser, the gross fair market value shall be the amount included in an Appraisers' Notice subscribed to by at least two (2) of the three (3) appraisers; provided that before subscribing to a Gross Appraised Value, the Third Appraiser shall meet at least once with the First Appraiser and the Second



                                                                         8 of 40

Appraiser to discuss in good faith the appraisal of the asset. If two (2) of the appraisers have not given an Appraisers' Notice within twenty (20) days of the appointment of the Third Appraiser, the gross fair market value of the asset shall be determined solely by the Third Appraiser, who shall give an Appraisers' Notice within thirty (30) days of his appointment.

                 (iv) If a Second Appraiser is not timely appointed in the manner provided by this Section 1.10(o), the gross fair market value shall be determined solely by the First Appraiser who shall give an Appraisers' Notice of such gross fair market value within ten (10) days of the last day on which the Second Appraiser could have been timely designated.

                 (v) Each appraiser appointed hereunder shall be disinterested and shall be qualified to appraise property similar to the asset.

                 (vi) As used in this Section 1.10(o), as of any day, the "gross fair market value" of the asset means (1) the maximum amount that a single buyer would reasonably be expected to pay for the asset on such day, free and clear of all liens and encumbrances, in a single cash purchase, taking into account the current condition and use of the asset, increased by (2) the additional amount, if any, that such buyer would pay for any existing favorable financing or leases on the asset, and decreased by (3) the amount, if any, that such buyer would subtract from the unencumbered fair market value of the asset by reason of any existing unfavorable financing or leases. When determining Gross Appraised Value for purposes of Section 11.6, the Appraiser(s) under this Section 1.10(o) shall not appraise the intangible assets, but total intangible assets of the Business shall be deemed to equal (i) net income before interest, taxes, depreciation and amortization (as determined under U.S. Generally Accepted Accounting Principles) for the twelve (12) full calendar months preceding the date of the breach (ii) multiplied by three (3).

                 (vii) The costs and expenses of the Appraisers shall be born equally by the parties.3

             (p) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

             (q) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

             (r) "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

             (s) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.




                                                                         9 of 40

             (t) "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

             (u) "Partners" means those entities executing this Agreement as Partners. "Partner" means any one of the Partners.

             (v) "Partnership" means the general partnership formed by this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

             (w) "Partnership Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

             (x) "Percentage Interest" means, with respect to any Partner, the percentage interest set forth below such Partner's name in Section 2.1. In the event any Partnership interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.

             (y) "Person" means any individual, partnership, corporation, trust, or other entity.

             (z) "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                 (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.10(z) shall be added to such taxable income or loss;

                 (ii) Any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.10(z) shall be subtracted from such taxable income or loss;

                 (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.10(n)(ii) or Section 1.10(n)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                 (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by



                                                                        10 of 40
reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                 (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 1.10(k) hereof;

                 (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                 (vii) Notwithstanding any other provision of this Section 1.10(z), any items which are specially allocated pursuant to Sections 3.3 and
3.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in Sections 1.10(z)(i) through 1.10(z)(vi) above.

             (aa) "Property" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

             (ab) "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

             (ac) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

             (ad) "Wholly Owned Affiliate" of any Person shall mean (i) an Affiliate of such Person one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii) of this Section 1.10(ad).




                                                                        11 of 40

                                    SECTION 2
                         PARTNERS' CAPITAL CONTRIBUTIONS


         2.1 INITIAL CAPITAL CONTRIBUTIONS. The names, addresses, and Percentage Interests of the Partners are as follows:

   BWI-ST. STAN'S, INC.                     PROST PARTNERS, L.P.
   9800 S. Sepulveda Blvd.                  c/o Stanislaus Brewing Company, Inc.
   Suite 720                                821 L Street
   Los Angeles, CA  90045                   Modesto, CA  95354
   Percentage Interest:  51.00%             Percentage Interest:  49.00%


The initial Capital Contributions are set forth in the Contribution Agreement attached hereto as Exhibit A.

         2.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) No Partner shall be obligated to make any additional Capital Contribution except as otherwise set forth herein.

             (b) BWISS shall make additional Capital Contributions to the Partnership in the total principal amount of $2,295,000 less the total amount of Assumed Debts as determined under Section 1.6 of the Contribution Agreement as at the Contribution Date. For the purpose of this Section 2.2(b), the difference shall be referred to herein as the "Periodic Capital Contribution."

                 (i) The Periodic Capital Contribution after being reduced by the Net Current Assets Decrease (as defined herein) shall be referred to herein as the "Three Year Contribution."


                 (ii) BWISS shall pay to the Partnership interest at the rate equal to ten percent (10%) multiplied by a fraction the numerator of which shall be equal to the Three Year Contribution and the denominator of which shall be the sum of the Three Year Contribution and the Net Current Assets Decrease. Interest will stop accruing after the Three Year Contribution has been paid. BWISS may prepay any or all of the Periodic Capital Contribution. Accrued interest shall be payable with each principal payment pursuant to the terms and schedule of Section 2.2(b)(iii).


                 (iii) Principal payments shall be as follows:

                      (1) $100,000 eighteen (18) months after the Contribution Date;

                      (2) $100,000 twenty-one (21) months after the Contribution Date;



                                                                        12 of 40

                      (3) $100,000 twenty-four (24) months after the Contribution Date;

                      (4) $100,000 twenty-seven (27) months after the Contribution Date;

                      (5) $100,000 thirty (30) months after the Contribution
Date;

                      (6) $100,000 thirty-three (33) months after the Contribution Date;

                      (7) The principal balance of the Three Year Contribution thirty- six (36) months after the Contribution Date;

                      (8) The Net Current Assets Decrease sixty (60) months after the Contribution Date.


                 (iv) If the public offering contemplated under Section 8.1(a) of the Contribution Agreement results in gross proceeds in excess of $10,000,000, BWISS shall further pay down the Periodic Capital Contribution within 30 days of the Contribution Date equal to 10% of the gross proceeds raised in excess of $10,000,000 in such public offering up to a maximum of $300,000.



                 (v) The "Net Current Assets Decrease" shall be equal to (1) the net current assets as stated in the Contributed Business Balance Sheet in accordance with Section 4.5 of the Contribution Agreement less (2) the net current assets as stated in the Closing Balance Sheet in accordance with Section
8.2 of the Contribution Agreement. For purposes of this Section 2.2(b)(v) only, the Closing Balance Sheet shall not be dated later than December 31, 1996. Net Current Assets Decrease shall be zero if the net current assets as stated in the Closing Balance Sheet is greater than the net current assets as stated in the Contributed Business Balance Sheet. Net current assets shall be defined as current assets less current liabilities. Net Current Assets Decrease shall be exclusive of any (i) advances made by BWISS or its Affiliates to Prost; (2) of the kegs acquired by BWISS or its Affiliates for the benefit of Prost to the extent the kegs are included in the current assets; and (3) any accounting changes since the date of the Contributed Business Balance Sheet.


                 (vi) Example. Assume the Contribution Date is October 31, 1996. Assume Prost's net current assets as of April 30, 1996 are ($28,000) and net current assets as of October 31, 1996 are ($108,000). The Net Current Assets Decrease is ($80,000). Assume the Periodic Capital Contribution (after deducting the amount under Section 1.6) is $1,150,000. The Three Year Contribution equals $1,070,000. The interest rate would be 9.3% calculated as follows: 10% X ($1,070,000/$1,150,000) = 9.3%.

Interest accrues on the outstanding principal balance from October 31, 1996 through October 31, 1999, payable quarterly. The first interest payment is made on April 30, 1998. Principal is



                                                                        13 of 40
paid as follows:


     $100,000    April 30, 1998               $100,000    April 30, 1999
     $100,000    July 31, 1998                $100,000    July 31, 1999
     $100,000    October 31, 1998             $470,000    October 31, 1999
     $100,000    January 31, 1999             $ 80,000    October 31, 2001

         2.3 LOANS BY PARTNERS TO THE PARTNERSHIP. In the event that at least four members of the Joint Management Committee determine that the Partners' initial Capital Contributions under Section 2.1 are insufficient to meet the Partnership's costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, the Joint Management Committee may request the Partners to advance funds to the Partnership. The Partnership must offer both Partners equal opportunity to make loans on the same terms. All amounts so advanced shall take the form of a loan and shall bear interest at the federal funds rate plus 7%. Both Partners shall have the initial opportunity to participate in any such advance in proportion to their then Percentage Interests. Such loans shall be repayable solely out of property or assets of the Partnership, in accordance with the provisions of Section 5.2, and no Partner shall have any personal liability on account thereof, nor shall there be any recourse to such Partner's assets.

         2.4 OTHER MATTERS.

             (a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

             (b) No Partner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as Partner, except as otherwise provided in this Agreement.

             (c) Except as otherwise provided in this Section 2 and Section 10 hereof, relating to Transfers of Partnership interests, no Person shall be admitted to the Partnership as a Partner without the unanimous consent of the Partners.

                                    SECTION 3
                                   ALLOCATIONS

         3.1 PROFITS. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any Fiscal Year shall be allocated among the Partners in proportion to their Percentage Interests.




                                                                        14 of 40

         3.2 LOSSES. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any Fiscal Year shall be allocated among the Partners in proportion to their Percentage Interests.

         3.3 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

             (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

             (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-1(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

             (c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

             (d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).




                                                                        15 of 40

             (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(4) applies.

             (f) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest in the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

         3.4 CURATIVE ALLOCATIONS. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Joint Management Committee shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1 and
3.2 hereof. In exercising its discretion under this Section 3.4, the Joint Management Committee shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.3(c) and 3.3(d).

         3.5 OTHER ALLOCATION RULES.

             (a) The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

             (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Joint Management Committee using any



                                                                        16 of 40
permissible method under Code Section 706 and the Regulations thereunder.

             (c) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership, within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits are in proportion to their Percentage Interests.

             (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Joint Management Committee shall endeavor not to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt.

         3.6 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.10(n)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Joint Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

                                    SECTION 4
                                  DISTRIBUTIONS

         4.1 DISTRIBUTIONS. Except as provided in Section 13.2 hereof, all distributions shall be made in accordance with the following:

             (a) Subject to Section 4.1(b), distributions to the Partners by the Partnership shall be made as frequently and in such amounts as may be unanimously determined by the Partners; provided, however, that the aggregate amount of each such distribution shall be that amount which such Partners reasonably determine is not required to be retained by the Partnership to meet the reasonably foreseeable cash requirements and needs of the business of the Partnership and establish an adequate reserve for the payment of Partnership liabilities and contingencies.

             (b) Prost shall receive priority distributions as follows:

                 (i) Prost shall receive quarterly distributions in the amount of $2,500;



                                                                        17 of 40
provided Prost has a positive Capital Account immediately after such distributions; and

                 (ii) Prost shall receive distributions from the Partnership in the total principal amount of $2,295,000 less the total amount of Assumed Debts as determined under Section 1.6 of the Contribution Agreement as at the Contribution Date. For the purpose of this Section 4.1(b)(ii), the difference shall be referred to herein as the "Periodic Distribution."

                      (A) The Periodic Distribution after being reduced by the Net Current Assets Decrease (as defined herein) shall be referred to herein as the "Three Year Distribution."

                      (B) Prost shall receive from the Partnership interest at the rate equal to ten percent (10%) multiplied by a fraction the numerator of which shall be equal to the Three Year Distribution and the denominator of which shall be the sum of the Three Year Distribution and the Net Current Assets Decrease. Interest will stop accruing after the Three Year Distribution has been paid. The Partnership may prepay any or all of the Periodic Distribution. Accrued interest shall be payable quarterly on the last day of January, April, July and October in each year commencing after the date the first principal payment is due under this Section 4.1(b)(ii)(C).

                      (C) Principal payments shall be as follows:

                          (1)  $100,000 eighteen (18) months after the
Contribution Date;

                          (2)  $100,000 twenty-one (21) months after the
Contribution Date;

                          (3)  $100,000 twenty-four (24) months after the
Contribution Date;

                          (4)  $100,000 twenty-seven (27) months after the
Contribution Date;

                          (5)  $100,000 thirty (30) months after the
Contribution Date;

                          (6)  $100,000 thirty-three (33) months after the
Contribution Date;

                          (7)  The principal balance of the Three Year
Distribution thirty-six (36) months after the Contribution Date;

                          (8)  The Net Current Assets Decrease sixty (60) months



                                                                        18 of 40
after the Contribution Date.


                 (iv) If the public offering contemplated under Section 8.1(a) of the Contribution Agreement results in gross proceeds in excess of $10,000,000, Prost shall receive a principal payment further paying down the Periodic Distribution within 45 days of the Contribution Date equal to 10% of the gross proceeds raised in excess of $10,000,000 in such public offering to a maximum of $300,000.


                 (v) The "Net Current Assets Decrease" shall be equal to (1) the net current assets as stated in the Contributed Business Balance Sheet in accordance with Section 4.5 of the Contribution Agreement less (2) the net current assets as stated in the Closing Balance Sheet in accordance with Section
8.2 of the Contribution Agreement. For purposes of this Section 4.1(b)(v) only, the Closing Balance Sheet shall be dated no later than December 31, 1996. Net Current Assets Decrease shall be zero if the net current assets as stated in the Closing Balance Sheet is greater than the net current assets as stated in the Contributed Business Balance Sheet. Net current assets shall be defined as current assets less current liabilities. Net Current Assets Decrease shall be exclusive of any (i) advances made by BWISS or its Affiliates to Prost; (2) of the kegs acquired by BWISS or its Affiliates for the benefit of Prost to the extent the kegs are included in the current assets; and (3) any accounting changes since the date of the Contributed Business Balance Sheet.

             (c) All distributions governed by this Section 4.1 and which exceed the amounts distributed pursuant to Section 4.1(b) shall be divided among the Partners as follows:

                 (i) First, to Partners who have "Surplus Adjusted Capital Accounts" as of the date of distribution in proportion to and to the extent of each such Partner's Surplus Adjusted Capital Account; and

                 (ii) The balance, if any, to all Partners in proportion to their Percentage Interests.

             (d) The "Surplus Adjusted Capital Account" of a Partner as of the date of distribution shall be equal to the excess, if any, of its Capital Account as of such day over its "Required Capital Account" as of such day. The "Required Capital Account" of a Partner as of the date of distribution shall be an amount equal to the product of (i) the aggregate Capital Accounts of all Partners as of such day, multiplied by (ii) such Partner's Percentage Interest.

         4.2 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Section 4 for all purposes under this Agreement. The Joint Management Committee is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Partners with respect to which such amount was withheld.



                                                                        19 of 40

                                    SECTION 5
                            MANAGEMENT AND OPERATIONS

         5.1 JOINT MANAGEMENT COMMITTEE. The Partnership shall have a joint management committee (the "Joint Management Committee") consisting of five members. Each Partner shall appoint two members of the Joint Management Committee, and the fifth member shall be appointed by BWISS, at its sole discretion, after conferring with Prost. A member of the Joint Management Committee appointed by a Partner may be removed at any time, with or without cause, by the appointing Partner. Replacement members of the Joint Management Committee shall be appointed as described above.

         5.2 AUTHORITY OF JOINT MANAGEMENT COMMITTEE.

             (a) Except as otherwise expressly provided in this Agreement, all decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the Joint Management Committee and the Joint Management Committee shall have the exclusive right and full authority to manage, conduct and operate the Partnership's business. The Joint Management Committee shall have all rights and powers provided in the Act and otherwise provided by law, except to the extent such powers may be expressly limited by this Agreement. Absent approval of both Partners, transactions between the Partnership and the Partners or the Partners' Affiliates shall be arms-length and intended to profit the Partnership. Except as otherwise expressly provided in this Agreement, the Joint Management Committee is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to do the following:

                 (i) acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

                 (ii) operate, maintain, finance, improve, construct, own, sell, convey, assign, and lease any real or personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

                 (iii) borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Partnership Property; provided, however, the affirmative vote of four members of the Joint Management Committee shall be required to cause the Partnership to borrow money or to enter into, incur, or otherwise become liable for any other obligation if after entering into, incurring or otherwise becoming liable for such obligation, the aggregate amount of money to be paid pursuant to, or upon termination of, all such obligations shall exceed $200,000, however, approval of three members is only required for transactions in the ordinary course of business or working capital financing up to 70% of



                                                                        20 of 40
accounts receivable and 20% of inventory under usual and customary terms and conditions;

                 (iv) to cause to be paid all amounts due and payable by the Partnership to any person or entity;

                 (v) to employ such agents, employees, managers, accountants, attorneys, consultants and other persons, including itself, necessary or appropriate to carry out the business and affairs of the Partnership, whether or not such any persons so employed are affiliated or related to either Partner, and to pay such fees, expenses, salaries, wages and other compensation to such persons as it shall in its sole discretion determine;

                 (vi) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

                 (vii) to pay any and all fees and to make any and all expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership, the management of the affairs of the Partnership, and the carrying out of its obligations and responsibilities under this Agreement;

                 (viii) to the extent that funds of the Partnership are, in the Joint Management Committee's judgment, not immediately required for the conduct of the Partnership's business, temporarily invest the excess funds in deposits or securities as determined in the good faith of the Joint Management Committee.

                 (ix) to acquire, prosecute, maintain, protect and defend or cause to be protected and defended all patents, patent rights, tradenames, trademarks, copyrights and service marks, and all applications with respect thereto and all proprietary information which may be held by the Partnership;

                 (x) to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments necessary or appropriate to carry on the business of the Partnership as set forth herein; and

                 (xi) to cause to be paid all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Partnership, unless the same are contested by the Joint Management Committee on behalf of the Partnership.

             (b) With respect to all of its obligations, powers and responsibilities under this Agreement, the Joint Management Committee is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidence of indebtedness, contracts, agreement, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as it deems proper, all on such terms and conditions as it deems proper.



                                                                        21 of 40

         5.3 MEETINGS. The Joint Management Committee shall meet at such times and from time to time as it may determine. Members of the Joint Management Committee shall receive from the Partnership reimbursement for any reasonable out-of-pocket travel expenses incurred in connection with their attendance at meetings of the Joint Management Committee.

         5.4 DUTIES. The Joint Management Committee shall undertake such tasks, and have such responsibilities, as it may determine are necessary to oversee and supervise the business of the Partnership; provided, however, that the activities of the Joint Management Committee and each member thereof (acting in such capacity) shall be limited to those permitted under the Act. Except as provided otherwise in this Agreement or the Act, all approvals, disapprovals and other actions taken by the Joint Management Committee shall be authorized by a majority of the Joint Management Committee members then holding office.

         5.5 RULES AND PROCEDURES. The Joint Management Committee shall have the authority to adopt rules and procedures, not inconsistent with this Agreement, relating to the conduct of its affairs.

         5.6 DUTY OF CARE. The members of the Joint Management Committee shall exercise their best judgment in carrying out their functions for the Partnership. The members of the Joint Management Committee shall not be liable to any Partner for actions taken in good faith without gross negligence or a willful disregard of their duties. Each member of the Joint Management Committee shall be fully protected and justified with respect to any action or omission taken or suffered by him in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law of legal counsel, or as to matters of accounting of accountants, selected by him with reasonable care.

         5.7 DEADLOCK BREAKING. In the event that the Joint Management Committee is unable to vote on an issue because there is not a majority, the issue will be submitted for the determination by the Partners.

                                    SECTION 6
                           INDEMNIFICATION OF PARTNERS

         6.1 GENERAL. The Partnership, its receiver or its trustee (in the case of its receiver or trustee, to the extent of the Property) shall indemnify, save harmless, and pay all judgments and claims against each Partner or any partners, officers or directors of such Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Partner in connection with the business of the Partnership, including attorneys' fees incurred by such Partner or any partners, officers or directors of such Partner in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

         6.2 ENVIRONMENTAL. The Partnership, its receiver, or its trustee (in the case of its



                                                                        22 of 40
receiver or trustee, to the extent of the Property) shall indemnify and hold harmless, to the maximum extent permitted by law, each Partner from and against any and all liabilities, sums paid in settlement of claims (if such settlement is consented to by the Joint Management Committee), obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury under any theory or for real or personal property damage), liens, taxes, administrative proceedings, losses, damages (including, without limitation, punitive damages), penalties, fines, court costs, administrative service fees, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage or disposal costs, groundwater monitoring or environmental study, sampling or monitoring costs, other causes of action, and any other costs and reasonable expenses (including, without limitation, reasonable attorneys', experts', and consultants' fees and disbursements and investigating, laboratory and data review fees) imposed upon or incurred by any Partner (whether or not indemnified against by any other party) arising from and after the date of this Agreement directly or indirectly out of:

             (a) the past, present, or future treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping or seeping of any Hazardous Substances or material containing or alleged to contain Hazardous Substances at or from any past, present, or future properties or assets of the Partnership; and/or

             (b) the violation or alleged violation by the Partnership or any third party of any Environmental Laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of the Partnership.

         6.3 PARTNERSHIP EXPENSES. The Partnership shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Partner who for the benefit of the Partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

         6.4 LIMITATIONS.

             (a) Notwithstanding anything to the contrary in any of Sections 6.1, 6.2 and 6.3 above, no Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

             (b) Notwithstanding anything to the contrary in any of Sections 6.1, 6.2, and 6.3 above, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

                                    SECTION 7
                         REPRESENTATIONS AND WARRANTIES

         7.1 PROST. As of the date hereof, each of the statements in this
Section 7.1 shall be



                                                                        23 of 40
a true, accurate and full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement. Prost hereby represents and warrants (to the extent possible on the Contribution Date) that:

             (a) Prost is a duly organized limited partnership validly existing under the laws of the State of California and has the requisite power and authority to enter into and carry out the terms of this Agreement.

             (b) All action required to be taken by Prost and any partner thereof to consummate this Agreement has been taken and no further approval of any board, partner, court, or other body is necessary to permit Prost to consummate this Agreement.

             (c) To the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance or the compliance with this Agreement, has resulted (or will result) in any violation of, or be in conflict with, or invalidate, cancel, or make inoperative, or interfere with, or constitute a default under, any charter, bylaw, partnership agreement, indenture, trust agreement, mortgage, deed of trust, contract, agreement, permit, judgment, decree or order, to which Prost is a party or would be bound and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Prost under this Agreement or the transactions contemplated thereby.

             (d) To the best of its knowledge, there is no action, proceeding or investigation, pending or threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Prost.

             (e) No representation, warranty or covenant of Prost in this Agreement, or in any document or certificate furnished or to be furnished to BWISS pursuant hereto, contains or will contain any untrue statement of material facts or omits or will omit to state material facts necessary to make the statements or facts contained therein not misleading. All such representations, warranties or statements of Prost are based, to the best of Prost's knowledge, upon current, accurate and complete information as of the time of their making, and there have been, to the best of Prost's knowledge no changes in such information subsequent thereto.

         7.2 BWISS. As of the date hereof each of the statements in this Section
7.2 shall be a true, accurate and full disclosure of all facts relevant to the matter contained therein, and such warranties and representations shall survive the execution of this Agreement. BWISS hereby represents and warrants (to the extent possible on the Contribution Date) that:

             (a) BWISS is a duly organized corporation validly existing under the laws of the State of California and has the requisite power and authority to enter into and carry out the terms of this Agreement.

             (b) All corporate action required to be taken by BWISS to consummate this



                                                                        24 of 40

Agreement has been taken and that no further approval of any board, court, or other body is necessary to permit BWISS to consummate this Agreement.

             (c) To the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of or the compliance with this Agreement, has resulted (or will result) in any violation of, or be in conflict with, or invalidate, cancel, or make inoperative, or interfere with, or constitute a default under any charter, bylaw, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree, or order, to which BWISS is a party or would be bound and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of BWISS under this Agreement or the transactions contemplated thereby.

             (d) To the best of its knowledge, there is no action, proceeding or investigation, pending or threatened (nor any basis therefor), which questions, directly or indirectly, the validity or enforceability of this Agreement as to BWISS.

             (e) No representation, warranty or covenant of BWISS in this Agreement, or in any document or certificate furnished or to be furnished to Prost pursuant hereto, contains or will contain any untrue statement of material facts or omits or will omit to state material facts necessary to make the statements or facts contained therein not misleading. All such representations, warranties or statements of BWISS are based, to the best of BWISS' knowledge, upon current, accurate and complete information as of the time of their making, and there have been, to the best of BWISS' knowledge, no change in such information subsequent thereto.

                                    SECTION 8
                          ACCOUNTING, BOOKS AND RECORDS

         8.1 ACCOUNTING, BOOKS AND RECORDS. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Partnership business in accordance with U.S. Generally Accepted Accounting Principles consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Partnership shall prepare its operational monthly, quarterly and annual reports in accordance with U.S. Generally Accepted Accounting Principles consistently applied and shall use the accrual method of accounting for tax purposes, and shall keep its books accordingly. Each Partner shall, at its sole expense, have the right, at any time without notice to any other Partner, to examine, copy, and audit the Partnership's books and records during normal business hours.

         8.2 REPORTS.

             (a) In General. The Joint Management Committee shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of



                                                                        25 of 40
the Partnership with the Partnership's accountants.

             (b) Reports. Within forty (40) days after the end of each Fiscal Year and within forty (40) days after the end of any fiscal quarter, the Joint Management Committee shall cause each Partner to be furnished with a copy of the balance sheet of the Partnership as of the last day of the applicable period, a statement of income or loss for the Partnership for such period, and a statement of the Partnership's cash flow for such period prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied. Annual statements shall also include a statement of the Partners' Capital Accounts and changes therein for such Fiscal Year prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied. At the discretion of the Joint Management Committee, annual financial statements may be audited by the Partnership's accountants selected by the Joint Management Committee. Either Partner may request the Joint Management Committee cause the Partnership's accountants, who shall be selected by the Joint Management, to audit or review the annual financial statements; provided, however, that the requesting Partner shall pay the cost of such audit.

         8.3 TAX RETURNS; INFORMATION. The Joint Management Committee shall cause the Partnership's accountants to prepare all income and other tax returns of the Partnership and shall cause the same to be filed in a timely manner. The Joint Management Committee shall furnish to each Partner a copy of each such return, together with any schedules or other information which each Partner may require in connection with such Partner's own tax affairs.

         8.4 SPECIAL BASIS ADJUSTMENT. In connection with any Permitted Transfer of a Partnership interest, the Joint Management Committee shall cause the Partnership, at the written request of the transferor or the transferee, on behalf of the Partnership and at the time and in the manner provided in Regulations Section 1.754-1(b), to make an election to adjust the basis of the Partnership's property in the manner provided in Sections 734(b) and 743(b) of the Code, and such transferee shall pay all costs incurred by the Partnership in connection therewith, including, without limitation, reasonable attorneys' and accountants' fees.

         8.5 TAX MATTERS PARTNER. BWISS is specially authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law.

                                    SECTION 9
                                   AMENDMENTS

         9.1 AMENDMENTS. Amendments to this Agreement may be proposed by any Partner. Following such proposal, the Partner shall submit to the other Partner a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form. The Partner shall seek the written vote of the other Partner on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of the other Partner.



                                                                        26 of 40

                                   SECTION 10
                              TRANSFER OF INTERESTS

         10.1 RESTRICTIONS ON TRANSFER. Except as expressly provided for in this Agreement, no Partner may, without the consent of the other Partner, sell, convey, transfer, assign, mortgage, pledge, hypothecate encumber or otherwise dispose in any way (a "Transfer") all or any portion of its Partnership Interest or any interest it may have in any property of the Partnership, or withdraw or retire from the Partnership. Any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void.

         10.2 RIGHT OF FIRST REFUSAL. If a Partner consents to a proposed Transfer or the prohibitions contained in Section 10.1 are determined by a court of competent jurisdiction to be unenforceable, then a Partner (the "Initiating Partner") desiring to Transfer its Interest shall nevertheless notify ("Offering Notice") the other Partner (the "Responding Partner") of its intention to do so. The Responding Partner shall have the right to elect to purchase from the Initiating Partner all (but not less than all) of the Interest referred to in the Offering Notice at a price to be agreed upon by the Partners for a period of 30 days after the giving of the Offering Notice by delivering in writing to the Initiating Partner notice of its intent to purchase the portion of the Interest of the Initiating Partner covered by the Offering Notice. If a purchase price cannot be agreed upon within such 30 day period, the purchase price shall be determined by a panel of three valuation consultants, one chosen by each of the Partners and the third chosen by the other valuation consultants. Within 45 days thereafter, the purchase by the Responding Partner of said Interest shall be consummated on the terms and conditions so agreed upon. If within the 30-day period during which the Responding Partner has the right to elect to purchase the Initiating Partner's Interest it does not make such election, then the Initiating Partner, within 30 days after the expiration of said 30-day period, may undertake and complete the Transfer to any Person the identity of which was disclosed in the Offering Notice. The Transfer shall not be undertaken at a lower price or upon more favorable terms than the purchase price determined as above. If the Initiating Partner receives an offer from a third party that contains terms more favorable to the terms originally offered to the Responding Partner, the Initiating Partner must offer the Responding Partner the opportunity to purchase the Initiating Partners interest on the more favorable terms offered by the third party. If the Initiating Partner does not consummate the original proposed Transfer or any subsequent modified Transfer within 60 days after the date of the Offering Notice, or within the time scheduled for closing by the purchasing Person, whichever is later, then all the restrictions of this Section 10.2 shall apply though no Offering Notice had been given.

         10.3 PERMITTED TRANSFERS. A Partner shall have the right to Transfer all or a portion of its interest in the Partnership to any Person who is (1) a Wholly Owned Affiliate of such Partner, (2) any other Partner, or (3) any Person upon consent of the other Partner.

         10.4 GENERAL TRANSFER PROVISIONS. All transfers shall be by instrument in form and substance satisfactory to counsel for the Partnership and shall contain an expression by the assignee of its intention to accept the assignment and to accept and adopt all of the terms and



                                                                        27 of 40
provisions of this Agreement, as the same may have been amended, and shall provide for the payment by the assignor of all reasonable expenses incurred by the Partnership in connection with such assignment, including, without limitation, the necessary amendments to this Agreement to reflect such Transfer. The transferor shall execute and acknowledge all such instruments, in form and substance reasonably satisfactory to the Partnership's counsel, as may be necessary or desirable to effectuate such Transfer. In no event shall the Partnership dissolve or terminate upon the admission of any permitted Partner to the Partnership or upon any permitted Transfer of an interest in the Partnership by any Partner. Each Partner hereby waives its right to dissolve, liquidate or terminate the Partnership in such event. Upon completion of a Transfer in compliance with this Agreement, the transferor shall be released from all future obligations occurring under this Agreement after the date of such Transfer provided the assignee of such transferor assumes all such obligations of the transferor. However, the transferor shall remain liable for its obligations under this Agreement occurring on or prior to the date of such Transfer. Any Transfer not made in accordance with the terms of this Agreement shall be void.

         10.5 TAX ALLOCATIONS AND CASH DISTRIBUTION. If an Interest is transferred, the net profits or losses allocable, and cash distributable, to the holder of such Interest for the then fiscal year shall be allocated proportionately between the transferor and the transferee based upon the number of days during such fiscal year for which each party was the owner of the transferred interest. However, if such parties agree that such net profits or losses and cash are to be allocated and distributed based upon an interim closing of the Partnership books, and such parties agree to pay all expenses incurred by the Partnership in connection therewith and so notify the Non-Transferring Partner, then all such net profits or losses and cash shall be allocated and distributed between the transferor and transferee based upon an interim closing of the Partnership's books and records.

         10.6 COMPLIANCE. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Partner shall Transfer or otherwise deal with any Interest in a way that would cause a default under any material agreement to which the Partnership is a party or by which it is bound.

                                   SECTION 11
                       WITHDRAWALS; ACTION FOR PARTITION;
                                    BREACHES

         11.1 WAIVER OF PARTITION. No Partner shall, either directly or indirectly, take any action to require partition, file a bill for Partnership accounting or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provisions of applicable law to the contrary, each Partner (and each of its legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Partnership interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.




                                                                        28 of 40

         11.2 COVENANT NOT TO WITHDRAW OR DISSOLVE. Notwithstanding any provision of the Act, each Partner hereby covenants and agrees that the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of such Partner, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership, (e) Transfer all or any portion of its interest in the Partnership, (f) petition for judicial dissolution of the Partnership, or (g) demand a return of such Partner's contributions or profits (or a bond or other security for the return of such contributions or profits) without the consent of the other Partner.

         11.3 CONSEQUENCES OF VIOLATION OF COVENANTS. Notwithstanding anything to the contrary in the Act, if a Partner (a "Breaching Partner") attempts to (i) cause a partition in breach of Section 11.1 hereof, (ii) withdraw from the Partnership or dissolve the Partnership or take any action in breach of Section
11.2 hereof, or (iii) commit an Adverse Act and not cure such Adverse Act within 120 days, the Partnership shall continue and such Breaching Partner shall be subject to this Section 11.3. In such event, the following shall occur:

             (a) The Breaching Partner shall immediately cease to be a Partner and shall have no further power to act for or bind the Partnership;

             (b) The other Partner shall continue to have the right to possess the Partnership's property and goodwill and to conduct its business and affairs;

             (c) The Breaching Partner shall be liable in damages, without requirement of a prior accounting, to the Partnership for all costs and liabilities that the Partnership or any Partner may incur as a result of such breach;

             (d) The Partnership shall have no obligation to pay to the Breaching Partner its contributions, capital, or profits, but may, by notice to the Breaching Partner within thirty (30) days of his withdrawal, elect to make Breach Payments (as hereinafter defined) to the Breaching Partner in complete satisfaction of the Breaching Partner's interest in the Partnership;

             (e) If the Partnership does not elect to make Breach Payments pursuant to Section 11.3(d) hereof, the Partnership shall treat the Breaching Partner as if he were an unadmitted assignee of the interest of the Breaching Partner and shall make distributions to the Breaching Partner only of those amounts otherwise payable with respect to such interest hereunder;

             (f) The Partnership may apply any distributions otherwise payable with respect to such interest (including Breach Payments) to satisfy any claims it may have against the Breaching Partner;



                                                                        29 of 40

             (g) The Breaching Partner shall have no right to inspect the Partnership's books or records or obtain other information concerning the Partnership's operations, and, if the Breaching Partner is in possession of the Partnership's books and records, the Breaching Partner shall turn over the books and records to the other Partner;

             (h) The Breaching Partner shall continue to be liable to the Partnership for any unpaid Capital Contributions required hereunder with respect to such interest and to be jointly and severally liable with the other Partners for any debts and liabilities (whether actual or contingent, known or unknown) of the Partnership existing at the time the Breaching Partner withdraws or dissolves; and

             (i) Notwithstanding anything to the contrary hereinabove provided, unless the Partnership has elected to make Breach Payments to the Breaching Partner in satisfaction of its interest, the Partnership may offer and sell (on any terms that are not manifestly unreasonable) the interest of the Breaching Partner to any other Partners or other Persons on the Breaching Partner's behalf, provided that any Person acquiring such interest becomes a Partner with respect to such interest and agrees to perform the duties and obligations imposed by this Agreement on the Breaching Partner.

         11.4 BREACH PAYMENTS. For purposes hereof, Breach Payments shall be made in four installments, each equal to one-fourth of the Breach Amount, payable on the next four (4) consecutive anniversaries of the breach by the Breaching Partner, with simple interest accrued from the date of such breach through the date each such installment is paid on the unpaid balance of such Breach Amount at 10 percent (10%) per annum. The Breach Amount shall be an amount equal to the greater of $1 or the Net Equity of the Breaching Partner's interest on the day of such breach, computed in accordance with Section 11.6 hereof. The Partnership may, at its sole election, prepay all or any portion of the Breach Payments or interest accrued thereon at any time without penalty.

         11.5 NO BONDING. Notwithstanding anything to the contrary in the Act, the Partnership shall not be obligated to secure the value of the Breaching Partner's interest by bond or otherwise; provided, however, that if a court of competent jurisdiction determines that, in order to continue the business of the Partnership such value must be so secured, the Partnership may provide such security. If the Partnership provides such security, the Breaching Partner shall not have any right to participate in Partnership profits or distributions during the term of the Partnership, or to receive any interest on the value of such interest. For this purpose, the value of the interest of the Breaching Partner shall be the greater of $1 or the Net Equity of such interest as of the effective date of the Breaching Partner's withdrawal.

         11.6 NET EQUITY. The "Net Equity" of a Breaching Partner's interest in the Partnership, as of any day, shall be the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Section 13 hereof if
(1) all of the Partnership's assets were sold for their Gross Asset Values, (2) the Partnership paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the



                                                                        30 of 40

Partnership distributed the remaining proceeds to the Partners in liquidation, all as of such day, provided that in determining such Net Equity, no reserve for contingent or unknown liabilities shall be taken into account if such Partner (or its successor in interest) agrees to indemnify the Partnership and the other Partner for the Breaching Partner's portion of any such reserve. The Net Equity of a Partner's interest in the Partnership shall be determined, without audit or certification, from the books and records of the Partnership by the firm of independent certified public accountants regularly employed by the Partnership. The Net Equity of a Partner's interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Gross Asset Values, and the amount of such Net Equity shall be disclosed to the Partnership and each of the Partners by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

                                   SECTION 12
                                     BUY-OUT

         12.1 BUY-OUT PROVISION. BWISS shall have the right to purchase all of Prost's interest in the Partnership as determined herein.

             (a) For a period ending at 11:59 P.M. P.S.T. on the date three years after the Contribution Date, BWISS may give Prost notice of BWISS' intent to exercise its buy-out right ("Election Notice"). As a result of the giving of such Election Notice under this Section 12.1(a), Prost shall be bound to sell to BWISS Prost's entire interest in the Partnership in the amount of $2,205,000 plus any distributions not made to Prost under Section 4.1(b)(ii) as of the date of the Election Notice. The effect of giving the Election Notice shall terminate any obligation the Partnership has to make any distributions to Prost.

             (b) The closing of the purchase and sale of the interest under
Section 12.1(a) shall occur on a date and time mutually determined by the Partners, but no later than the thirtieth day following the date of the Election Notice. At the closing the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby, including, without limitation, the Transfer of the Partnership interest and the assumption of the obligations with respect to the portion of the interest transferred. The reasonable costs of such Transfer and closing including, without limitation, attorneys' fees and filing fees, shall be divided equally between the Partners.

             (c) If BWISS does not make the Election Notice prior to the expiration of the buy-out provision pursuant to Section 12.1(a), such failure shall be deemed a Liquidating Event under Section 13.1.

         12.2 NONSOLICITATION. At all times after the date of the Election Notice until the end of the fifth year following the Election Notice or BWISS Purchase Offer (under Section 13.7 (b)) ("Post BWISS Election Period"), each of Prost and Stanislaus Brewing Company, Inc. agrees that both will not (directly or indirectly) call on or solicit or divert or take away from BWISS



                                                                        31 of 40
or its Affiliates the business of (including, without limitation, by divulging to any competitor or potential competitor of BWISS or its Affiliates the name
of), any person, firm, corporation or other entity who or which at the date of the Election Notice or BWISS Purchase Offer was, or at any time during the three years preceding the Election Notice or BWISS Purchase Offer had been, a customer of the Partnership, BWISS, or BWISS' Affiliates or whose identity is known to Prost or Stanislaus Brewing Company, Inc. at the date of the Election Notice or BWISS Purchase Offer as one whom the Partnership, BWISS, or BWISS' Affiliates intends to solicit within the succeeding year. Nothing contained in this Section
12.2 shall affect or be deemed to affect in any manner any other provision of this Agreement.

         12.3 HIRING OF BWISS' EMPLOYEES. During the Post BWISS Election Period, each of Prost and Stanislaus Brewing Company, Inc. agrees not to (directly or indirectly) hire or offer employment to any employee of the Partnership, BWISS, or BWISS' Affiliates whose employment is continued by the Partnership, BWISS, or BWISS' Affiliates after the Election Notice or BWISS Purchase Offer unless the Partnership, BWISS, or BWISS' Affiliates first terminates the employment of such employee. Nothing contained in this Section 12.3 shall affect or be deemed to affect in any manner any other provision of this Agreement.

         12.4 NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

             (a) At all times after the date of the Election Notice or BWISS Purchase Offer, Prost, Stanislaus Brewing Company, Inc., and their Affiliates shall keep confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate for their own benefit, or on behalf of any other person, firm, partnership or corporation by whom any of them might subsequently be employed or otherwise associated or affiliated with, any Confidential Information (as defined herein). For this purpose, "Confidential Information" means any and all customer lists, product formulations, arrangements with distributors, marketing information or strategies, trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Partnership, BWISS, or BWISS' Affiliates which derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Nothing contained in this Section 12.4(a) shall affect or be deemed to affect in any manner any other provision of this Agreement.

             (b) At all times after the date of the Prost Purchase Offer (under
Section 13.7(a)), BWISS and its Affiliates shall keep confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate for their own benefit, or on behalf of any other person, firm, partnership or corporation by whom any of them might subsequently be employed or otherwise associated or affiliated with, any Confidential Information (as defined herein). For this purpose, "Confidential Information" means any and all customer lists, product formulations, arrangements with distributors, marketing information or strategies, trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Partnership, Prost or Prost's Affiliates which derives economic value, actual or potential, from not being generally known to the public or to other



                                                                        32 of 40
persons who can obtain economic value from its disclosure or use. Nothing contained in this Section 12.4(b) shall affect or be deemed to affect in any manner any other provision of this Agreement.

         12.5 INTELLECTUAL PROPERTY RIGHTS.

             (a) On and after the date of the Election Notice or BWISS Purchase Offer, all intellectual property rights, whether or not patentable or copyrightable, which (i) are made or developed with the equipment, supplies, facilities, product formulations, trade secrets, time or other assets of the Partnership or (ii) relate to the business, including anticipated research or development, of the Partnership are and shall remain the sole property of BWISS and upon request made by BWISS, Prost shall assign any and all rights, including patents and patent rights, trademark and trade dress rights Prost may have therein to BWISS. Nothing contained in this Section 12.5(a) shall affect or be deemed to affect in any manner any other provision of this Agreement.

             (b) On and after the date of the Prost Purchase Offer all intellectual property rights, whether or not patentable or copyrightable, which
(i) are made or developed with the equipment, supplies, facilities, product formulations, trade secrets, time or other assets of the Partnership or (ii) relate to the business, including anticipated research or development, of the Partnership are and shall remain the sole property of Prost and upon request made by Prost, BWISS shall assign any and all rights, including patents and patent rights, trademark and trade dress rights BWISS may have therein to Prost. Nothing contained in this Section 12.5(b) shall affect or be deemed to affect in any manner any other provision of this Agreement.

         12.6 PARTNERSHIP MATERIALS.

             (a) On and after the date of the Election Notice or BWISS Purchase Offer, all reports and analysis, designs, drawings, contracts, contractual arrangements, specifications, computer software, computer hardware and other equipment, computer printouts, computer disks, documents, memoranda, notebooks, correspondence, files, lists and other records, and the like, and all photocopies or other reproductions thereof, affecting or relating to the business of the Partnership shall be and remain the sole property of BWISS. Nothing contained in this Section 12.6(a) shall affect or be deemed to affect in any manner any other provision of this Agreement.

             (b) On and after the date of the Prost Purchase Offer all reports and analysis, designs, drawings, contracts, contractual arrangements, specifications, computer software, computer hardware and other equipment, computer printouts, computer disks, documents, memoranda, notebooks, correspondence, files, lists and other records, and the like, and all photocopies or other reproductions thereof, affecting or relating to the business of the Partnership shall be and remain the sole property of Prost. Nothing contained in this Section 12.6(b) shall affect or be deemed to affect in any manner any other provision of this Agreement.




                                                                        33 of 40

                                   SECTION 13
                           DISSOLUTION AND WINDING UP

         13.1 LIQUIDATING EVENTS. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

                  (a) December 31, 2016

                  (b) The sale of all or substantially all of the Property;

                  (c) The vote of the Partners;

                  (d) The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership;

                  (e) Any event which causes there to be only one Partner; or

                  (f) The failure of BWISS to make the Election Notice in accordance with Section 12.1.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

         13.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Partnership's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Property has been distributed pursuant to this
Section 13.2 and the Partnership has terminated. The Joint Management Committee shall be responsible for overseeing the winding up and liquidation of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Property to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

             (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than Partners;

             (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities to Partners; and



                                                                        34 of 40

             (c) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The Joint Management Committee shall not receive any additional compensation for any services performed pursuant to this Section 13. Each Partner understands and agrees that by accepting the provisions of this Section 13.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

         13.3 COMPLIANCE WITH CERTAIN REQUIREMENTS OF REGULATIONS; DEFICIT CAPITAL ACCOUNTS. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 13 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(ii)(b)(3). In the discretion of the Joint Management Committee, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 13.2(c) hereof may be:

             (a) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Joint Management Committee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 13.2 hereof; or

             (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

         13.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provisions of this Section 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all



                                                                        35 of 40

Partnership liabilities, all in accordance with their respective Capital Accounts and if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations
Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

         13.5 RIGHTS OF PARTNERS. Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership and (b) neither Partner shall have priority over the other Partner as to the return of his Capital Contributions, distributions, or allocations.

         13.6 NOTICE OF DISSOLUTION. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1 hereof, result in a dissolution of the Partnership, the Joint Management Committee shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the Joint Management Committee), and (b) publish notice of such dissolution in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the Joint Management Committee).

         13.7 RIGHT OF FIRST REFUSAL. In the event BWISS fails to make the Election Notice thereby causing a Liquidating Event pursuant to Section 13.1(f), the Joint Management Committee shall not cause the winding up of the Partnership pursuant to Section 13.2 if either Partner exercises its right of first refusal pursuant to this Section 13.7.

             (a) Prost shall have the right to buy all of BWISS' interest in the Partnership based on the Appraised Value of the Partnership as of the date of the Liquidating Event pursuant to Section 13.1(f). Within ten (10) Business Days after receipt of the Appraisers' Notice, as defined herein, Prost may give written notice to BWISS to exercise Prost's right to acquire all of BWISS' interest in the Partnership for the purchase price equal to the Appraised Value multiplied by BWISS' Percentage Interest (the "Prost Purchase Offer"). BWISS shall be obligated to accept the Prost Purchase Offer. The closing shall take place within thirty (30) days after Prost gives written notice of the Prost Purchase Offer. The Prost Purchase Offer may, at the election of Prost, be paid at the end of one year from the date of the Prost Purchase Offer; provided, however, that (i) Prost shall grant BWISS a security interest in all existing and after acquired equipment, inventory, and tangible personal property of the Partnership and the proceeds derived from the sale thereof, (ii) Prost shall grant BWISS a security interest in all accounts receivables and proceeds, (iii) Prost shall grant BWISS a security interest on the real property located at 821 L Street, Modesto, California, (iv) Prost shall execute a promissory note providing for payment of principal and accrued interest at the end of one year from the date of



                                                                        36 of 40
the Prost Purchase Offer at the federal applicable rate then prevailing however interest shall not accrue until 90 days after the date of the Prost Purchase Offer, and (v) Prost shall execute such additional documents as reasonably requested by BWISS to effectuate the foregoing.

             (b) If Prost fails to give BWISS the Prost Purchase Offer within ten (10) Business Days after receipt of the Appraisers' Notice, as defined herein, BWISS shall have the right to buy all of Prost's interest in the Partnership based on the Appraised Value of the Partnership as of the date of the Liquidating Event pursuant to Section 13.1(f). Within twenty (20) Business Days after receipt of the Appraisers' Notice, as defined herein, BWISS may give written notice to Prost to exercise BWISS' right to acquire all of Prost's interest in the Partnership for the purchase price equal to the Appraised Value multiplied by Prost's Percentage Interest (the "BWISS Purchase Offer"). Prost shall be obligated to accept the BWISS Purchase Offer. The closing shall take place within thirty (30) days after BWISS gives written notice of the BWISS Purchase Offer. The BWISS Purchase Offer may, at the election of BWISS, be paid at the end of one year from the date of the BWISS Purchase Offer; provided, however, that (i) BWISS shall grant Prost a security interest in all existing and after acquired equipment, inventory, and tangible personal property of the Partnership and the proceeds derived from the sale thereof, (ii) BWISS shall grant Prost a security interest in all accounts receivables and proceeds, (iii) BWISS shall grant Prost a security interest on the real property located at 821 L Street, Modesto, California, (iv) BWISS shall execute a promissory note providing for payment of principal and accrued interest at the end of one year from the date of the BWISS Purchase Offer at the federal applicable rate then prevailing however interest shall not accrue until 90 days after the date of the BWISS Purchase Offer, and (v) BWISS shall execute such additional documents as reasonably requested by BWISS to effectuate the foregoing.

             (c) If neither Partner appoints the First Appraiser within ten (10) Business Days of the Liquidating Event pursuant to Section 13.1(f), or if neither the Prost Purchase Offer or the BWISS Purchase Offer is timely made, the Joint Management Committee shall commence winding up the Partnership in accordance with Section 13.

             (d) The Appraised Value shall be determined as follows:

                 (i) Within ten (10) Business Days of the Liquidating Event pursuant to Section 13.1(f), one Partner shall designate the First Appraiser and the other Partner shall appoint the Second Appraiser within ten (10) Business Days of receiving such notice designating the First Appraiser.

                 (ii) If the Second Appraiser is timely designated, the First and Second Appraisers shall meet within ten (10) Business Days of such appointment and shall endeavor, within thirty (30) Business Days of such appointment, to agree upon, and give written notice to the Partners of the Appraised Value (the "Appraisers' Notice"). The agreed value shall be the Appraised Value.





                                                                        37 of 40

                 (iii) If an Appraisers' Notice is not given during such period, then at any time after such period, either BWISS or Prost, by written notice to the First Appraiser and Second Appraiser (with a copy to the other Partner) may demand that they appoint a Third Appraiser (the "Third Appraiser"). If the First Appraiser and Second Appraiser have not either given an Appraisers' Notice or appointed the Third Appraiser (who shall have agreed to serve) by the twentieth
(20th) Business Day after such demand, either BWISS or Prost may request any judge of the Superior Court of the County of Los Angeles, State of California to appoint the Third Appraiser. After the appointment of the Third Appraiser, the Appraised Value shall be the amount included in an Appraisers' Notice subscribed to by at least two (2) of the three (3) appraisers; provided that before subscribing to an Appraised Value, the Third Appraiser shall meet at least once with the First Appraiser and the Second Appraiser to discuss in good faith the appraisal of the Partnership. If two (2) of the appraisers have not given an Appraisers' Notice within twenty (20) Business Days of the appointment of the Third Appraiser, the Appraised Value shall be determined solely by the Third Appraiser, who shall give an Appraisers' Notice within thirty (30) days of his appointment.

                 (iv) If a Second Appraiser is not timely appointed in the manner provided by this Section 13.7, the Appraised Value shall be determined solely by the First Appraiser who shall give an Appraisers' Notice of such Appraised Value within ten (10) Business Days of the last day on which the Second Appraiser could have been timely designated.

                 (v) Each appraiser appointed hereunder shall be disinterested and shall be qualified to appraise assets similar to the Partnership's assets.


                 (vi) As used in this Section 13.7, as of any day, the "Appraised Value" of the Partnership means the "Gross Appraised Value" less all accrued Partnership liabilities (as determined under U.S. Generally Accepted Accounting Principles) or such other wording that clarifies the fact that the appraisal will be at Gross Fair Market Value as defined in the Agreement. Either Partner exercising its right under this Section 13.7 shall execute an indemnification agreement reasonably acceptable to the other Partner's counsel obligating the buying Partner to indemnify the other Partner and its Affiliates for any obligations or expenses, including reasonable legal fees, incurred by the Partnership.


                 (vii) The costs and expenses of the Appraisers shall be born equally by the parties.




                                                                        38 of 40

                                   SECTION 14
                                  MISCELLANEOUS

         14.1 NOTICES. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimile communication sent by overnight courier, charges prepaid, addressed as follows or to such other address as such Person may from time to time specify by notice to the Partners: if to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof; and if to a Partner, to such Partner at the address set forth in Section 2.1. Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

         14.2 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, representatives, successors, transferees, and assigns.

         14.3 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         14.4 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         14.5 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

         14.6 FURTHER ACTION. Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         14.7 GOVERNING LAW. The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

         14.8 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All



                                                                        39 of 40
counterparts shall be construed together and shall constitute one agreement.

         14.9 ARBITRATION. Any dispute arising under this Agreement or the transactions contemplated thereby shall be arbitrated before the American Arbitration Association at its offices located in San Francisco, California.

         14.10 ATTORNEYS' FEES. If any legal action, whether in court or arbitration, arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' and expert witness fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions.

               IN WITNESS WHEREOF, the parties have executed this Agreement of Partnership as of December 17, 1996.


PROST PARTNERS, L.P.                    BWI-ST. STAN'S, INC.



By:    /s/ GARITH HELM                  By:   /s/ FREDERIK G.M. RODENHUIS
    ------------------------------          -----------------------------------
Garith Helm, President of               Frederik G.M. Rodenhuis, President and
Stanislaus Brewing Company, Inc.,       Chief Executive Officer
General Partner






                                                                        40 of 40

                                  CONTRIBUTION
                                   AGREEMENT

                                  BY AND AMONG

                              PROST PARTNERS, L.P.
                        A CALIFORNIA LIMITED PARTNERSHIP

                                      AND
                              BWI-ST. STAN'S, INC.
                            A CALIFORNIA CORPORATION

                              IN THE FORMATION OF

                               BWI-PROST PARTNERS
                            A CALIFORNIA PARTNERSHIP

                                TABLE OF CONTENTS
                                                                          Page

RECITALS....................................................................1

SECTION 1 -       CONTRIBUTION OF ASSETS BY PARTNERS........................1
  1.1      CONTRIBUTION OF THE ASSETS BY PROST..............................1
  1.2      EXCLUDED ASSETS..................................................4
  1.3      CONVEYANCE INSTRUMENTS...........................................5
  1.4      ASSUMED LIABILITIES..............................................5
  1.5      EXCLUDED LIABILITIES.............................................5
  1.6      CONTRIBUTION BY BWISS............................................5
  1.7      CONTRIBUTION DATE................................................6

SECTION 2 -       EVENTS OCCURRING ON THE CONTRIBUTION DATE.................6
  2.1      DELIVERIES BY PROST..............................................6
  2.2      EFFECT OF DELIVERIES.............................................6
  2.3      EFFECT OF CONTRIBUTIONS..........................................6
  2.4      DELIVERIES BY BWISS..............................................6
  2.5      EFFECT OF CONTRIBUTIONS..........................................7

SECTION 3 -       OTHER AGREEMENTS..........................................7
  3.1      OTHER AGREEMENTS.................................................7

SECTION 4 -       REPRESENTATIONS AND WARRANTIES OF PROST...................7
  4.1      ORGANIZATION.....................................................7
  4.2      QUALIFICATION....................................................8
  4.3      AUTHORITY........................................................8
  4.4      NO VIOLATIONS....................................................8
  4.5      FINANCIAL STATEMENTS.............................................9
  4.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.............................9
  4.7      CERTAIN TAX MATTERS.............................................11
  4.8      CONDITION OF FACILITIES.........................................11
  4.9      UTILITIES; ACCESS...............................................11
  4.10     CERTAIN CONDITIONS NOT PRESENT..................................11
  4.11     CONDITION OF EQUIPMENT..........................................12
  4.12     INVENTORY; RECEIVABLES..........................................12
  4.13     TITLE TO PROPERTIES; ENCUMBRANCES...............................12
  4.14     LEASES..........................................................13
  4.15     PATENTS, TRADEMARKS, AND SIMILAR RIGHTS.........................13
  4.16     INSURANCE.......................................................13
  4.17     ERISA...........................................................14

  4.18     DOCUMENTS; COMMITMENTS..........................................15
  4.19     LABOR MATTERS...................................................15
  4.20     PERSONNEL.......................................................16
  4.21     NO BREACH.......................................................16
  4.22     CONSENTS, PERMITS, ETC..........................................16
  4.23     LITIGATION......................................................16
  4.24     COMPLIANCE WITH APPLICABLE LAW; ADVERSE RESTRICTIONS............17
  4.25     ENVIRONMENTAL PROTECTION........................................17
  4.26     ASSETS NECESSARY TO BUSINESS....................................18
  4.27     CUSTOMERS, DISTRIBUTORS, AND SUPPLIERS..........................18
  4.28     BROKERS.........................................................18

SECTION 5 -       REPRESENTATIONS AND WARRANTIES ON BWISS..................18
  5.1      ORGANIZATION....................................................18
  5.2      AUTHORITY.......................................................19
  5.3      NO VIOLATIONS...................................................19
  5.4      BROKERS.........................................................19

SECTION 6 -       COVENANTS................................................20
  6.1      CONDUCT OF BUSINESS OF PROST PENDING THE CONTRIBUTION DATE......20
  6.2      APPROVAL OF PARTNERS............................................21
  6.3      THIRD PARTY CONSENTS............................................21
  6.4      EMPLOYEE MATTERS................................................22

SECTION 7 -       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.............23
  7.1      SURVIVAL; INDEMNIFICATION.......................................23
  7.2      LIMITATIONS OF INDEMNIFICATION..................................24
  7.3      TAX INDEMNIFICATION WITH RESPECT TO TAX LIABILITY...............24
  7.4      DEFINITIONS.....................................................27
  7.5      CONTROL OF LITIGATION...........................................28
  7.6      TRANSFER TAXES..................................................28
  7.7      COOPERATION ON TAX MATTERS......................................29
  7.8      ELECTIONS.......................................................29
  7.9      TAX RETURNS OF PROST............................................29
  7.10     CERTAIN DISPUTES................................................30
  7.11     OTHER TAX MATTERS...............................................30

SECTION 8 -       CONDITIONS TO CLOSING; TERMINATION.......................30
  8.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.....30
  8.2      CONDITIONS TO OBLIGATION OF BWISS TO EFFECT THE CLOSING.........31
  8.3      CONDITIONS TO OBLIGATION OF PROST TO EFFECT THE TRANSACTION.....33
  8.4      TERMINATION.....................................................34
  8.5      BREAK UP FEES...................................................34

SECTION 9 -       MISCELLANEOUS PROVISIONS.................................34
  9.1      AMENDMENT AND MODIFICATION......................................34
  9.2      WAIVER OF COMPLIANCE; CONSENTS..................................34
  9.3      ASSIGNMENT......................................................35
  9.4      FURTHER ASSURANCES..............................................35
  9.5      GOVERNING LAW...................................................35
  9.6      COUNTERPARTS....................................................35
  9.7      PUBLICITY.......................................................35
  9.8      NOTICES.........................................................36
  9.9      SPECIFIC PERFORMANCE............................................36
  9.10     HEADINGS........................................................36
  9.11     ENTIRE AGREEMENT................................................37
  9.12     SEVERABILITY....................................................37
  9.13     INCONSISTENCY OR CONFLICT.......................................37
  9.14     EXHIBITS AND SCHEDULES..........................................37
  9.15     ARBITRATION.....................................................37
  9.16     ATTORNEYS' FEES.................................................37

         This CONTRIBUTION AGREEMENT (this "Agreement") is entered into by and between Prost Partners, L.P., a California limited partnership, and BWI-St. Stan's Inc., a California corporation in the formation of BWI-Prost Partners, a California partnership (the "Partnership"). This Agreement and the Agreement of Partnership of BWI-Prost Partners, a California partnership (the "Partnership Agreement") shall be effective as of the Contribution Date.

                                    RECITALS

         A. Prost Partners, L.P., a California limited partnership, (hereinafter referred to as "Prost"), owns and operates a brewery and brewpub located in Modesto, California doing business as St. Stan's Brewing Company (the "Business"). BWI-St. Stan's, Inc. (hereinafter referred to as "BWISS"), a wholly owned subsidiary of Beverage Works, Inc. (hereinafter referred to as "BWI"), desires to enter into with Prost a partnership which will own and operate the Business.

         B. For the purpose set forth in Section 1.3 of the Partnership Agreement, and as its Capital Contribution (as defined in Section 1.10 of the Partnership Agreement), Prost wishes to contribute the Business (except the "Excluded Assets," as defined in Section 1.2 of this Agreement) to the Partnership in exchange for which Prost shall become a Partner in the Partnership and shall receive the Percentage Interest in the Partnership specified in Section 2.1 of the Partnership Agreement. BWISS wishes to assume certain liabilities of the Business as its contribution in exchange for which BWISS shall become a Partner in the Partnership and shall receive the Percentage Interest in the Partnership specified in Section 2.1 of the Partnership Agreement.

         C. In order to accomplish the foregoing, simultaneously with the execution of this Agreement and the Partnership Agreement, the parties shall enter into the agreements identified in Section 3 hereof (collectively, the "Other Agreements").

         D. The foregoing contributions and assumption of liabilities by the Partnership are all subject to the terms and conditions of this Agreement, the Partnership Agreement and the Other Agreements.

         In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, Prost and BWISS agree as follows:

                                    SECTION 1
                       CONTRIBUTION OF ASSETS BY PARTNERS

         1.1      CONTRIBUTION OF THE ASSETS BY PROST.

                  (a) Subject to the terms and conditions of this Agreement, on the Contribution Date, Prost hereby assigns, transfers, and delivers to the Partnership, as a contribution, free and clear of all title defects, objections, liens, pledges, claims, rights of first refusal, options,

                                                                      1 of 37
charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, "Encumbrances") other than "Permitted Encumbrances" (as defined in Section 1.1(b) of this Agreement), all of the cash, assets, properties, and business (excepting only the "Excluded Assets," as defined in Section 1.2 of this Agreement) of every kind and description; wherever located; real, personal, or mixed; tangible or intangible; owned or held; or used primarily in the conduct of the Business by Prost as the same shall exist on the Contribution Date including all assets and property shown on the "Contributed Business Balance Sheet" (as defined in Section 4.5 of this Agreement) (and not disposed of in the ordinary course of business) and all assets and property thereafter acquired by Prost in respect of or used in the Business immediately prior to the Contribution Date (collectively, the "Assets"), and including, without limitation, all right, title, and interest of Prost in, to, and under:

                           (i) Those certain parcels of land described in
Schedule 1.1(a)(i) hereto (collectively, the "Fee Property") and all buildings, fixtures, and improvements erected on the Fee Property (collectively, "Improvements") (the Fee Property and Improvements hereinafter collectively referred to as the "Subject Property");

                           (ii) The machinery, equipment, furniture, vehicles,
and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment) located on, or used at, the Subject Property or the "Excluded Facilities," as defined in Section 1.2(a)(i) of this Agreement, or otherwise used in connection with the Business (collectively, the "Equipment");

                           (iii) The raw materials, finished goods,
work-in-process, supplies, and inventories, with respect to the Business carried on by Prost wherever located (collectively, the "Inventory");

                           (iv) Those patents, copyrights, trademarks, trade
names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property (excluding the Prost name and any derivative thereof), and any applications for the same, used primarily in the portion of the Business carried on by Prost, and all goodwill associated with such intangible property (collectively, the "Intangible Property");

                           (v) The leases of real property (described in
Schedule 1.1(a)(v)) together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such property (collectively, the "Leased Property");

                           (vi) All of Prost's rights, claims, credits, causes
of action, or right of setoff against third parties relating to the Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties (collectively "Claims");

                           (vii) Those contracts, agreements, leases, licenses,
and other instruments, arrangements, and commitments being assumed by the Partnership pursuant to Section 1.4 of

                                                                      2 of 37
this Agreement (collectively, "Rights");

                           (viii) All certificates of occupancy and other
transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the construction, use, operation, or enjoyment of the Assets (collectively, "Permits");

                           (ix) All accounts receivable arising out of sales of
beer and other inventory sold or otherwise in the ordinary and usual course of the operation of the Business prior to the close of business on the Contribution Date (collectively, "Receivables");

                           (x) All transferable bonds or deposits made by Prost
or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the construction, use, operation, or enjoyment of the Assets;

                           (xi) All prepaid rentals and other prepaid expenses
arising from payments made by Prost in the ordinary and usual course of the operation of the Business related to the Assets prior to the close of business on the Contribution Date for goods or services;

                           (xii) Originals or copies of all books, records,
files, and papers, whether in hard copy or computer format, used in the Business since inception, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to "Tax" (as defined in Section 7.4 of this Agreement), only information that is necessary for the preparation of any Tax returns to be filed by the Partnership after the Contribution Date or the determination of the Tax basis of the Assets (collectively, "Files and Records");

                           (xiii) All lists of present, and, to the extent
available, future customers and goodwill associated with the Assets.

                  (b) For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) the "Assumed Liabilities," as defined in Section
1.4 of this Agreement; (ii) Encumbrances which, individually or in the aggregate, do not or would not have a material adverse effect on the business or financial condition of the Business taken as a whole or materially interfere with the present use of any Assets subject thereto; and (iii) easements, rights-of-way, building or use restrictions, exceptions, variances, reservations, or similar Encumbrances of record affecting, but not materially interfering with the present use of, any Subject Property. For purposes of
Section 1.1(b), a "material adverse effect" shall include an individual Encumbrance exceeding the principal amount of $500, and in the aggregate, exceeding the principal amount of $2,500.

                                                                      3 of 37

         1.2      EXCLUDED ASSETS.

                  (a) There shall be excluded from the Assets the following assets and properties of Prost which are used in connection with the Business:

                           (i) That certain parcel of land described in Schedule
1.2(a)(i) hereto (the "Excluded Fee Property") and the buildings, fixtures, and improvements erected on the Excluded Fee Property (collectively, "Excluded Improvements") (the Excluded Fee Property and Excluded Improvements hereinafter sometimes collectively referred to as the "Excluded Facilities");

                           (ii) All machinery, equipment, furniture, vehicles,
and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts of such machinery and equipment) located on, or used at, the Excluded Facilities and the other machinery, equipment, and other tangible property described in Schedule 1.2(a)(ii) ("Other Excluded Equipment") (collectively, the "Excluded Equipment");

                           (iii) All of its right, title, and interest in and to
all patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, and other intangible property, and any applications for the same, not used primarily in connection with the Assets and described in Schedule 1.2(a)(iii) hereto, and all goodwill associated with such intangible property (collectively, the "Excluded Intangible Property");

                           (iv) All of its claims against third parties relating
to the "Excluded Assets," as defined in Section 1.2(b) of this Agreement, and the related unliquidated rights under manufacturers' and vendors' warranties, including all amounts representing reimbursements for items paid by it and described in Schedule 1.2(a)(iv);

                           (v) All of its right, title, and interest in and to
all Permits relating to the construction, use, operation, or enjoyment of the Excluded Assets and described in Schedule 1.2(a)(v);

                           (vi) All of its right, title, and interest in and to
all transferable bonds or deposits made by it or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the construction, use, operation, or enjoyment of the Excluded Assets and described in Schedule 1.2(a)(vi); and

                           (vii) All of its right, title, and interest in and to
all prepaid rentals and other prepaid expenses arising from payments made by it in the ordinary and usual course of the operation of the Business in connection with the Excluded Assets and described in Schedule 1.2(a)(vii).

                  (b) The Excluded Facilities, Excluded Equipment, Excluded Intangible Property, and all of the rights, properties, and other assets with respect to the Business not being

                                                                      4 of 37
contributed to the Partnership by Prost pursuant to this Agreement are herein collectively referred to as the "Excluded Assets."

         1.3 CONVEYANCE INSTRUMENTS. In order to effectuate the contribution of the Assets as contemplated by Section 1.1, Prost has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated the Contribution Date (collectively, the "Conveyance Instruments"), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Assets to the Partnership.

         1.4 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement and of the Partnership Agreement, in reliance on the representations, warranties, covenants, and agreements of the parties contained herein, the Partnership hereby assumes and agrees to pay, discharge, or fulfill the following liabilities and obligations relating to the Business: (a) all of the liabilities and obligations in respect of the contracts, agreements, licenses, and other instruments, arrangements, and commitments listed in
Schedule 1.4(a); (b) the leasehold obligations, including by assignment or sublease, in respect of the Leased Property as described in Schedule 1.4(b); and
(c) the other liabilities listed in Schedule 1.4(c) (collectively, the "Assumed Liabilities").

         1.5 EXCLUDED LIABILITIES. Notwithstanding any provision of this Agreement or any Conveyance Instrument to the contrary, the Partnership is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Prost (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of Prost (all of such liabilities and obligations not being assumed hereinafter referred to as the "Excluded Liabilities") and, notwithstanding anything to the contrary in this Section 1.5, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

                  (a) Any liability for "Tax" (as defined in Section 7.4 of this Agreement) arising from or with respect to the Assets or the operations of the Business, other than described in Section 1.5(b) hereof, which is incurred in or attributable to the "Tax Indemnification Period" (as defined in Section
7.4 of this Agreement) (the "Excluded Tax Liabilities"); or

                  (b) Any liabilities relating to the Excluded Assets (it being understood that any Tax Liability relating to the Excluded Assets shall be an Excluded Tax Liability for purposes of this Agreement).

         1.6 CONTRIBUTION BY BWISS. Subject to the terms and conditions of this Agreement, on the Contribution Date, as its contribution, BWISS, in reliance on the representations, warranties, covenants, and agreements of Prost contained herein, BWISS hereby assumes and agrees to pay, discharge, or fulfill the liabilities and obligations described in Schedule 1.6 ("Assumed Debts").

                                                                      5 of 37

         1.7 CONTRIBUTION DATE. The Contribution Date shall immediately follow fulfillment or waiver of the conditions specified in Sections 8.1 through
8.3 hereof and provided that this Agreement has not been terminated or abandoned pursuant to Section 8.4 hereof. The parties shall use their best efforts to effectuate the Contribution Date as soon as practicable.

                                    SECTION 2
                    EVENTS OCCURRING ON THE CONTRIBUTION DATE

         2.1 DELIVERIES BY PROST. On the Contribution Date, Prost will deliver to the Partnership the following:

                  (a) The Conveyance Instruments to effect the contribution of the Assets to the Partnership and the assumption of the Assumed Liabilities of the Partnership, such Conveyance Instruments to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, counsel to the parties;

                  (b) All special warranty deeds and other appropriate instruments conveying to the Partnership the Subject Property;

                  (c) All other previously undelivered items required to be delivered by Prost at or prior to the Contribution Date pursuant to the terms of this Agreement, the Partnership Agreement, and the Other Agreements.

         2.2 EFFECT OF DELIVERIES. All deliveries of information and documents contemplated to be made by Prost to the Partnership pursuant to the terms of this Agreement, the Partnership Agreement, and the Other Agreements shall be deemed made to such other parties on its own behalf and on behalf of Prost's General Partner, as appropriate.

         2.3 EFFECT OF CONTRIBUTIONS. In exchange for its Capital Contribution, as defined in Section 1.10 of the Partnership Agreement, (i) Prost shall become a partner in the Partnership pursuant to the terms of the Partnership Agreement; (ii) Prost will receive the Percentage Interest set forth beside its name in Section 2.1 of the Partnership Agreement; and (iii) the Capital Account of Prost will be credited with such amount as determined under this Agreement and the Partnership Agreement.

         2.4 DELIVERIES BY BWISS. On the Contribution Date, BWISS will deliver to the Partnership the following:

                  (a) Instruments necessary to effect the assumption of the liabilities and obligations reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, counsel to the parties.

                  (b) All other previously undelivered items required to be delivered by BWISS at or prior to the Contribution Date pursuant to the terms of this Agreement, the Partnership

                                                                      6 of 37

Agreement, and the Other Agreements.

         2.5 EFFECT OF CONTRIBUTIONS. In exchange for its Capital Contribution, as defined in Section 1.10 of the Partnership Agreement, (i) BWISS shall become a partner in the Partnership pursuant to the terms of the Partnership Agreement; (ii) BWISS will receive the Percentage Interest set forth beside its name in Section 2.1 of the Partnership Agreement; and (iii) the Capital Account of BWISS will be credited with such amount as determined under this Agreement and the Partnership Agreement. The parties hereby agree that the Prost's Capital Account should be $4.5 million less the Assumed Liabilities as of the Contribution Date and less changes and adjustments, if any, required pursuant to the terms of the Agreement of Partnership of BWI/Prost Partners and the Contribution Agreement and Exhibits.

                                    SECTION 3
                                OTHER AGREEMENTS

         3.1 OTHER AGREEMENTS. Contemporaneously with the execution of this Agreement and the Partnership Agreement or at the Contribution Date, Prost, Prost's General Partner, BWISS, BWI, and the Partnership shall enter into the following Other Agreements:

                  (a) Employment Agreements between BWI and Garith Helm and Romy Angle substantially in the form attached as Exhibit B to the Partnership Agreement with such additional terms and conditions as may be mutually agreed to by the parties thereto to be executed at the Contribution Date.

                  (b) Assignment Agreement substantially in the form attached as Exhibit C to the Partnership Agreement with such additional terms and conditions as may be mutually agreed to by the parties thereto to be executed at the Contribution Date.

                  (c) Property Lease Agreement between the Partnership and Romy Angle for the use of the warehouse located at 3454 Shoemake Avenue, Modesto, substantially in the form attached as Exhibit D to the Partnership Agreement with such additional terms and conditions as may be mutually agreed to by the parties thereto to be executed at the Contribution Date.

                                    SECTION 4
                     REPRESENTATIONS AND WARRANTIES OF PROST

         4.1      ORGANIZATION.

                  (a) Prost is a limited partnership which is duly organized, validly existing, and in good standing under the laws of the State of California with the power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Prost's General Partner is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of California, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) The copy of the Certificate of Limited Partnership and all amendments thereto of Prost, and the Limited Partnership Agreement, as amended to date, of Prost, as

                                                                      7 of 37
certified by the Secretary of Prost's General Partner and delivered to BWISS, copies of which are attached hereto at Schedule 4.1, are true, complete, and correct copies of the Certificate of Limited Partnership and Limited Partnership Agreement, as amended and presently in effect, of Prost.

                  (c) The copy of the Articles of Incorporation and all amendments thereto of Prost's General Partner, and the Bylaws, as amended to date, of Prost's General Partner, as certified by its Secretary and delivered to BWISS, copies of which are attached hereto at Schedule 4.1, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of Prost's General Partner.

         4.2 QUALIFICATION. Prost is licensed or qualified to do business and is in good standing in the jurisdictions in which it conducts its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole) (the "Material Jurisdictions"). Schedule 4.2 contains a complete list of all Material Jurisdictions.

         4.3 AUTHORITY. Prost has the power and authority to execute and deliver this Agreement, the Partnership Agreement, and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Prost of this Agreement, the Partnership Agreement, and the Other Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Prost's General Partner, have been approved by the requisite vote of the shareholders of Prost's General Partner, if necessary, and have been approved by the requisite vote of the partners of Prost; no other proceedings on the part of Prost or any other person or entity, whether pursuant to the Certificate of Limited Partnership or Limited Partnership Agreement of Prost or by law or otherwise, are necessary to authorize Prost to enter into this Agreement, the Partnership Agreement, and the Other Agreements, as the case may be, or to consummate the transactions contemplated hereby and thereby; and each of this Agreement, the Partnership Agreement, and each Other Agreement will be the legal, valid, and binding obligation of Prost.

         4.4 NO VIOLATIONS. Except as set forth in Schedule 4.4, neither the execution or delivery of this Agreement, the Partnership Agreement, or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby:

                  (a) Requires any filing or registration with, or consent, authorization, approval, or Permit of, any governmental or regulatory authority on the part of Prost;

                  (b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of Prost, violates or will violate any "Law," as defined in Section 4.24 of this Agreement, of any governmental or regulatory authority to which Prost or any of its respective properties or assets are subject;

                                                                      8 of 37

                  (c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Certificate of Limited Partnership or the Limited Partnership Agreement of Prost; or

                  (d) Violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which Prost is a party or by which its properties may be bound.

         4.5      FINANCIAL STATEMENTS. Prost has heretofore delivered to BWISS
(i) the unaudited Statements of Assets and Liabilities to be Contributed to BWI-Prost Partners as of April 30, 1996 (the "Contributed Business Balance Sheet") and the unaudited related Statements of Historical Operations, Changes in Equity, and Cash Flows for the Assets and Assumed Liabilities of the Business taken as a whole for the four months ended April 30, 1996, (ii) the audited Statements of Assets and Liabilities to be Contributed to BWI-Prost Partners as of December 31, 1995, and the audited related Statements of Operations, Changes in Equity, and Cash Flow for the Assets and Assumed Liabilities of the Business taken as a whole for the year ended December 31, 1995, (iii) Statements of Assets and Liabilities to be Contributed to BWI- Prost Partners as of December 31, 1994, the audited related Statements of Historical Operations, Changes in Equity, and Cash Flows for the Assets and Assumed Liabilities of the Business taken as a whole for the year ended December 31, 1994, copies of which are annexed hereto as Schedule 4.5. The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the "Prost Financial Statements." Each of Prost Financial Statements was prepared from the books and records of Prost in conformity with U.S. Generally Accepted Accounting Principles consistently applied and fairly present the financial condition and results of operations and cash flows of the Assets and Assumed Liabilities of the Business for the periods and as of the dates stated therein.

         4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 1996, (the "Balance Sheet Date"), Prost has operated the Business in the ordinary course consistent with past practice, and the Business taken as a whole has not:

                  (a) Suffered any material adverse change in its business or any event or condition of any character, which, individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole;

                  (b) Incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions, other than in the ordinary course of business;

                  (c) Paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise), except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and

                                                                      9 of 37
liabilities (i) which are reflected or reserved against in Prost Financial Statements or (ii) which were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                  (d) Permitted or allowed any of its properties or assets to be subjected to any Encumbrances or other liabilities and obligations, except
(i) in the ordinary course of business and (ii) Permitted Encumbrances;

                  (e) Written off as uncollectible, or canceled or waived, any accounts receivable or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

                  (f) Sold, conveyed, or otherwise disposed of any properties or assets, except for fair consideration in the ordinary course of business and consistent with past practice;

                  (g) Disposed of or permitted to lapse any item of Intangible Property, or any license, Permit, or other form of authorization to use any Intangible Property;

                  (h) Except for normal increases which are not material and are consistent with past practice, granted or agreed to grant any increase in the compensation of any Business Employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or become a party to or instituted any new benefit programs for any Business Employee;

                  (i) Made any capital expenditure, or commitment for a capital expenditure, for additions to property, plant, equipment, or Intangible Property, other than in the ordinary course of business;

                  (j) Made any change in any method of accounting or accounting practice or in any Tax procedures or elections;

                  (k) Terminated or suffered a termination of (excluding a termination in accordance with its terms) or amended, any material contract, agreement, license, or lease;

                  (l) Declared, set aside or made any distribution, whether in cash or property or otherwise;

                  (m) Agreed, whether in writing or otherwise, or made any arrangement, whether or not legally binding, to take any action which, if taken prior to the date hereof, would have been required to be disclosed on a Schedule to clauses (a) through (l) of this Section 4.6.

For purposes of Section 4.6(a), a "material adverse change" shall be deemed to include a decrease of $200,000 or more in the net assets of the Business from the date of the Contributed Business Balance Sheet to the date of the Closing Balance Sheet.

                                                                      10 of 37

         4.7      CERTAIN TAX MATTERS.

                  (a) Except as set forth in Schedule 4.7(a), Prost and Prost's General Partner (i) have filed or will file or furnish when due in accordance with all applicable laws all Tax returns, statements, reports, and forms (including information returns and reports) required to be filed or furnished with respect to any Pre-Contribution Tax Period (collectively, the "Returns"); (ii) have correctly reflected in all material respects on the Returns (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding their respective income, business, assets, operations, activities, and status of any other information required to be shown therein; (iii) have timely paid, withheld, or made adequate provision for all Taxes shown as due and payable on the Returns that have been filed; (iv) are not subject to any liens for Taxes on their respective assets; (v) have not participated in any Tax sharing or other arrangement whereby Prost or Prost's General Partner, in determining their respective income, revenues, receipts, gain, loss, or Tax Asset, have taken into account or included any income, revenues, receipts, gain, loss, asset, liability, or Tax Assets of any other person (or vice versa); (vi) are not currently under any contractual obligation to pay the Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Tax; and (vii) are not subject to any (A) claims, audits, actions, suits, proceedings, or investigations with respect to any Tax or assessment for which Prost or Prost's General Partner could be liable, which would be material, to the knowledge of the directors or officers of Prost or Prost's General Partner, and (B) requests for rulings in respect of any Tax or any proposed transaction pending before any Taxing Authority.

                  (b) None of the directors or officers of Prost or Prost's General Partner is aware of any state of facts which could give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any Tax or assessment for which Prost or Prost's General Partner could be liable and which would be material.

         4.8 CONDITION OF FACILITIES. The manufacturing and other facilities included in the Assets or owned by Prost are in adequate working order for the continued conduct of the Business as it is presently conducted.

         4.9 UTILITIES; ACCESS. The manufacturing and other facilities included in the Assets have water supply, storm and sanitary sewer facilities, access to telephone, gas, and electrical connections, fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities, all of which are adequate for the continued conduct of the Business as it is presently conducted.

         4.10     CERTAIN CONDITIONS NOT PRESENT.

                  (a) Except as set forth on Schedule 4.10, to the knowledge of Prost, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation, or set of circumstances which could reasonably be expected to result in such a liability, other than (i)

                                                                      11 of 37
liabilities disclosed or provided for in the Contributed Business Balance Sheet; and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Business taken as a whole.

                  (b) Prost has not received notice of any pending, and has no knowledge of any threatened or proposed, proceedings or governmental actions to modify the zoning classification of, or to condemn, expropriate, or otherwise take, or to purchase in lieu thereof, all or any material part of any Subject Property.

                  (c) Prost has not received notice of any pending, and has no knowledge of any threatened or proposed, reassessments or special assessments or penalties or interest with respect to real estate taxes applicable to any Subject Property which could, in the reasonable judgment of Prost, have any material adverse effect on the business or financial condition of the Business taken as a whole.

         4.11 CONDITION OF EQUIPMENT. The machinery, equipment, furniture, vehicles, and other tangible personal property of Prost which are included in the Assets are in adequate operating condition for the continued conduct of the Business as it is presently conducted.

         4.12     INVENTORY; RECEIVABLES.

                  (a) Substantially all items of Inventory are of a good and merchantable quality, usable and saleable in the ordinary course of business. The inventory set forth on the Contributed Business Balance Sheet is stated properly therein at the lower of cost or realizable market value, determined in accordance with U.S. Generally Accepted Accounting Principles consistently applied. The quantities of all items of Inventory are reasonable and warranted in the present circumstances of the Business.

                  (b) All accounts and notes receivable relating to the Business at the Balance Sheet Date have been included in the Contributed Business Balance Sheet in accordance with U.S. Generally Accepted Accounting Principles consistently applied. Since the Balance Sheet Date, no accounts or notes receivable have been sold, transferred, or otherwise disposed of by Prost.

         4.13     TITLE TO PROPERTIES; ENCUMBRANCES.

                  (a) Prost (i) has good and marketable title to each piece of Fee Property listed in Schedule 1.1(a)(i) and to the Improvements thereon, in each case free and clear of all Encumbrances, except for permitted Encumbrances, and (ii) has title to all of the other Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. As a result of the delivery to the Partnership of the Conveyance Instruments, all of the Assets are owned free and clear of all Encumbrances, except Permitted Encumbrances and encumbrances created by the Partnership (whether or not arising from the transactions contemplated hereby).

                                                                      12 of 37

                  (b) Complete and accurate copies of all mortgages are listed in Schedule 4.13(b) (the "Surviving Mortgages") which heretofore have been furnished to BWISS. None of the Surviving Mortgages has been amended or modified except as indicated in Schedule 4.13(b) and the aggregate amount of all principal, interest, and other sums that is secured by each of the Surviving Mortgages as of the Contribution Date does not exceed the amount reflected in
Schedule 4.13(b).

                  (c) Prost represents that (i) all principal, interest, and other sums due and payable in accordance with the terms of the Surviving Mortgages have been paid; and (ii) Prost has not received any notice of default under any of the Surviving Mortgages, nor, to the knowledge of Prost, is any such notice pending or do reasons exist for the giving of such notice.

         4.14 LEASES. Schedule 4.14 sets forth a list of each lease pursuant to which Prost leases real or personal property (collectively, the "Leases"). Prost heretofore has delivered to BWISS a true and complete copy of each such Lease. Each of the Leases is in full force and effect in accordance with its terms, no Lease has been modified or amended in writing, and Prost has not received any notice of any breach or default with respect to a Lease the consequences of which would result in such Lease being terminated by the Lessor or which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Business taken as a whole.

         4.15     PATENTS, TRADEMARKS, AND SIMILAR RIGHTS.

                  (a) Schedule 4.15(a) contains a list of all registered Intangible Property owned by Prost and used primarily in the Business and all licenses and other agreements relating to use of any such Intangible Property by third parties in connection with any business which currently competes or, to the knowledge of Prost, is reasonably likely to compete with the Business; and
Schedule 4.15(a) contains a list of all licenses and other agreements relating to Intangible Property which Prost is licensed or authorized to use by others in connection with the Business.

                  (b) Except as set forth in Schedule 4.15(b), (i) Prost has the sole and exclusive right to use the Intangible Property which is referred to in Schedule 4.15(a), and the consummation of the transactions contemplated by this Agreement, the Partnership Agreement, and the Other Agreements will not alter or impair any such rights and will result in the Partnership having the sole and exclusive right to use all such Intangible Property used primarily in the Business; (ii) no claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Prost has no knowledge of any valid basis for any such claim; and (iii) to the knowledge of Prost, the use of such Intangible Property by Prost does not infringe on the rights of any person or entity.

         4.16 INSURANCE. Prost has heretofore made available for inspection by BWISS a true and complete copy of all material policies of fire, liability, workers' compensation, and other forms of insurance owned or held by Prost as described in Schedule 4.16. All such policies are

                                                                      13 of 37
in full force and effect, all premiums with respect thereto covering all periods up to and including the Contribution Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are in such amounts and insure against such losses and risks and provide such coverage as, in the opinion of Prost, is adequate to protect the Business as it is presently conducted.

         4.17     ERISA.

                  (a) Except as described in Schedule 4.17, Prost, with respect to any Business Employee, is not a party to or participates in or has any liability with respect to (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)), including a "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program, or any other material fringe benefit arrangements (herein referred to collectively as "Employee Fringe Benefit Arrangements") for any employee, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or (iii) any written employment agreement not terminable on thirty (30) days or less written notice.

                  (b) A true and correct copy of each of the plans, arrangements, and agreements listed in Schedule 4.17 heretofore has been supplied or made available to BWISS by Prost. A true and correct copy of the most recent annual report, actuarial report (with all attachments), summary plan description, and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, heretofore has been supplied to BWISS by Prost, and there have been no material changes in the financial condition of any such plan from that stated in the annual report and actuarial report supplied.

                  (c)      All employee pension benefit plans listed in Schedule
4.17 which are subject to ERISA comply in form and in operation in all material respects with the applicable requirements of Section 401(a) and 501(a) of the Code. To the knowledge of Prost, no event has occurred which will or could give rise to disqualification under the Code of any such employee pension benefit plan listed in Schedule 4.17 that is subject to ERISA or to a tax under Section 511 of the Code; and no such plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency." Prost has not otherwise engaged in any transaction with respect to any employee benefit plan listed in Schedule 4.17 which could result in a tax under Section 4975 of the Code. There are no prosecutions, claims, actions, suits, proceedings, or, to the knowledge of Prost, investigations (collectively, "Actions") (other than routine claims for benefits) pending or, to the knowledge of Prost, threatened against such plans or the assets of such plans, and, to the knowledge of Prost, no facts exist which could give rise to any such Actions (other than routine claims for benefits). As to any employee pension benefit plan which is listed in
Schedule 4.17 and which is subject to Title IV of ERISA, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have

                                                                      14 of 37
been taken to terminate any such plan. All group health plans in which any Business Employees participate (including any plans of current and former affiliates of Prost which must be taken into account under Section 162(i) or
Section 162(k) of the Code) have been operated in all material respects in compliance with the group health plan continuation coverage requirements of
Section 162(k) of the Code to the extent such requirements are applicable. Accruals for all obligations, with respect to Business Employees under the plans, arrangements, and agreements listed in Schedule 4.17, are reflected in the Prost Financial Statements.

         4.18     DOCUMENTS; COMMITMENTS.

                  (a) Prost has delivered or made available to BWISS the following documents, each of which is true and complete:

                           (i)      Copies of all documents in Schedule 4.18(a),
which is a list of every material contract, agreement, or other commitment, written or oral, to which Prost is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest and excluding documents listed in any other Schedule hereto (any contract or agreement shall, for the purposes of this Agreement, be deemed material (A) if the Business taken as a whole is substantially dependent upon it, (B) if it involves a financial obligation of or benefit to the Business in excess of $25,000, (C) if the contract is not made in the ordinary course, or (D) if it constitutes a management contract or employment contract; and

                           (ii)     Copies of all product bulletins, technical
bulletins, or other advertising or sales materials currently used in connection with the Business.

                  (b) Prost does not have (i) any outstanding sales contracts or commitments which are reasonably expected to result in any loss to the Business upon completion of performance thereof or (ii) any outstanding bids or sales or service proposals quoting prices which are not reasonably expected to result in a profit consistent with past practice.

         4.19     LABOR MATTERS.

                  (a) Prost is not a party to or is covered by any labor agreement with any collective bargaining representative representing Business Employees.

                  (b) To the knowledge of Prost, Prost is operating in material compliance with all applicable law respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices.

                  (c) To the knowledge of Prost, there are no unfair labor practice complaints, labor disputes, work stoppages, or union organization efforts, or threats of the foregoing, directed against any of the operations of the Business.

                                                                      15 of 37

         4.20     PERSONNEL. Schedule 4.20 contains a true and complete list of:

                  (a) The names, titles, annual salaries, and other compensation of each Business Employee whose annual base salary exceeds $30,000; and

                  (b) The wage rates for nonsalaried Business Employees (by classification).

                  (c)      All bonuses or other benefits.

         4.21     NO BREACH.

                  (a) Except as set forth in Schedule 4.21, each Permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Schedule hereto, under which Prost has any right, interest, or obligation (i) is in full force and effect, and (ii) is not subject to any threatened amendment, cancellation, or outstanding dispute.

                  (b) Prost is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement, the Partnership Agreement, and the Other Agreements and the consummation of the transactions contemplated hereby or thereby) which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect, under any thereof, and Prost has used its best efforts to secure the consents (where such consents are necessary) of the other parties thereto to the consummation of the transactions contemplated by this Agreement, the Partnership Agreement, and the Other Agreements.

         4.22 CONSENTS, PERMITS, ETC. Except as set forth in Schedules 4.22, or set forth in any applicable Schedule, no consent, approval, governmental filing, authorization, or Permit from any person or entity is necessary to the consummation of the transactions contemplated by this Agreement, the Partnership Agreement, or the Other Agreements. Moreover, no other consent, approval, permit, clearance, or audit is required under any federal law or the laws of the states in which any member of Prost has real property or leasehold interests in order to accomplish and complete the conveyance of real property and leasehold interests contemplated hereunder.

         4.23 LITIGATION. Except as set forth in Schedule 4.23, there are no Actions pending or threatened by or against, or involving Prost or Prost's General Partner or any directors or officers thereof in their capacity as such or which question or challenge the validity of this Agreement, the Partnership Agreement, or the Other Agreements or any action taken or to be taken by Prost pursuant to this Agreement, the Partnership Agreement, or the Other Agreements or in connection with the transactions contemplated hereby or thereby, which would, if adversely decided, have a material adverse effect on the Business taken as a whole or, after the Contribution Date, on the ability of the Partnership to conduct the Business, and to the knowledge of Prost, there is no valid basis for any such Action.

                                                                      16 of 37

         4.24 COMPLIANCE WITH APPLICABLE LAW; ADVERSE RESTRICTIONS. Except as and to the extent set forth in Schedule 4.24, the operations of Prost are being conducted in material compliance with (a) all applicable Permits, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (b) to the knowledge of Prost, all laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a "Law" and collectively, "Laws"), which are applicable to the Assets of the Business (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal). Except as and to the extent set forth in
Schedule 4.24, Prost has not received any notification of any asserted present failure to comply with any Law, except for failures which in the aggregate are not and were not material to the conduct of the Business as a whole and which Prost has taken steps to correct or contest in good faith.

         4.25     ENVIRONMENTAL PROTECTION. Except as set forth in Schedule
4.25:

                  (a) To the knowledge of Prost, Prost has obtained all Permits relating to pollution or protection of health, safety, or the environment which are required by Law ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances (as defined in CERCLA, as amended by SARA "Hazardous Waste," and "Regulated Substances" as defined by RCRA) into ambient air, surface water, groundwater, or land, or resulting treatment, storage, or disposal of Hazardous Substances. Prost has taken all actions necessary under applicable requirements of Law to register any products or materials relating to the Business, required to be registered thereunder. Prost is not aware of, nor has Prost received notice of, any events, conditions, circumstances, activities, practices, incidents, actions, or plans which Prost reasonably expects would result in a claim of liability, based on or related to alleged on-site or off-site contamination with respect to or affecting the Business and properties related thereto. To the knowledge of Prost, there is not now on or in any of the properties currently owned, leased, or rented by or otherwise used in the Business any leaking underground storage tanks or surface impoundments which, if determined by any court, governmental, or regulatory authority having jurisdiction thereof, to be in violation of any law related to public or occupational safety, pollution and protection of the environment, and hazardous waste disposal, would have a material adverse effect on the Business taken as a whole.

                  (b) Schedule 4.25 sets forth an accurate and complete list of all currently pending Action, notices of any proposed or possible Actions, relating to environmental, health, and safety matters, including pollution and protection of the environment, and Hazardous Substances (as defined in CERCLA) related to the Business.

                  (c) Prost is materially in compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Permits or Laws or contained in any code, order, decree, or judgment issued, entered, promulgated, or approved thereunder;

                                                                      17 of 37

                  (d) Schedule 4.25 contains an accurate and complete list of all corrective actions required by governmental authorities or instances of noncompliance since January 1, 1992, under all Environmental Permits relating to the Business.

         4.26 ASSETS NECESSARY TO BUSINESS. As a result of the transactions effected hereby, the Partnership (with respect to Assets owned prior to the Contribution Date by Prost) (a) will have title to, or a valid leasehold interest in, all tangible and intangible assets and properties relating to the Business; (b) will possess valid consents, authorizations, approvals, and Permits relating to the Business; and (c) will be party to all agreements, in each case necessary to permit the Partnership to continue to carry on the Business substantially as presently conducted.

         4.27     CUSTOMERS, DISTRIBUTORS, AND SUPPLIERS.

                  (a) Schedule 4.27(a) sets forth a list of the twenty (20) largest customers of the Business in the terms of revenue during the fiscal year ended December 31, 1995, showing the approximate total revenue received by Prost from each such customer during such fiscal year.

                  (b) Schedule 4.27(b) sets forth a list of the ten (10) largest suppliers to the Business, in terms of purchases during the fiscal year ended December 31, 1995, showing the approximate total purchases by Prost from each supplier during such fiscal year.

                  (c) Since January 1, 1996, there has not been any adverse change in the business relationship of Prost with any customer, distributor, or supplier which is material to the business or financial condition of the Business taken as a whole.

         4.28 BROKERS. Prost has neither incurred nor will incur any broker's, finder's, investment banking, or similar fee in connection with this Agreement or the transactions contemplated by this Agreement.

                                    SECTION 5
                     REPRESENTATIONS AND WARRANTIES OF BWISS

         5.1      ORGANIZATION.

                  (a) BWISS is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of California with the power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) The copy of the Articles of Incorporation and all amendments thereto of BWISS, and the Bylaws, as amended to date, of BWISS, as certified by its Secretary and delivered to Prost, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of BWISS. Copies are attached hereto as Schedule 5.1.

                                                                      18 of 37

         5.2 AUTHORITY. BWISS has the power and authority to execute and deliver this Agreement, the Partnership Agreement, and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by BWISS of this Agreement, the Partnership Agreement, and the Other Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of BWISS and have been approved by the sole shareholder of BWISS; no other proceedings on the part of BWISS or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of BWISS or by law or otherwise, are necessary to authorize BWISS to enter into this Agreement, the Partnership Agreement, and the Other Agreements, as the case may be, or to consummate the transactions contemplated hereby and thereby; and each of this Agreement, the Partnership Agreement; and each Other Agreement will be the legal, valid, and binding obligation of BWISS.

         5.3 NO VIOLATIONS. Except as set forth in Schedule 5.3, neither the execution or delivery of this Agreement, the Partnership Agreement, or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby:

                  (a) Requires any filing or registration with, or consent, authorization, approval, or Permit of, any governmental or regulatory authority on the part of BWISS;

                  (b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of BWISS, violates or will violate any "Law," as defined in Section 4.24 of this Agreement, of any governmental or regulatory authority to which BWISS or any of its respective properties or assets are subject;

                  (c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of BWISS; or

                  (d) Violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which BWISS is a party or by which its properties may be bound.

         5.4 BROKERS. BWISS has neither incurred nor will incur any broker's, finder's, investment banking, or similar fee in connection with the transactions contemplated by this Agreement.

                                                                      19 of 37

                                    SECTION 6
                                    COVENANTS

         6.1 CONDUCT OF BUSINESS OF PROST PENDING THE CONTRIBUTION DATE. Prost agrees that from the date hereof and prior to the Contribution Date or earlier termination of this Agreement:

                  (a) Prost shall use its reasonable best efforts to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain its current Licenses and Permits, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall be unimpaired at the Contribution Date, except such impairment as would not have a material adverse effect on the business, assets, operations or financial condition of Prost. Prost shall use its reasonable best efforts to (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to Prost;
(iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

                  (b) Except as required or permitted by this Agreement, Prost shall not and shall not propose to (i) amend its Certificate of Limited Partnership or Limited Partnership Agreement, or except as required by court order, hold any meeting of partners or (other than in opposition to a solicitation by a third party) solicit any partner action by written consent,
(ii) issue or authorize or propose the issuance of partnership interests or any other securities; (iii) declare, set aside or make any distribution payable in cash or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any partnership interests of Prost.

                  (c) Prost shall not (i) except as required or permitted by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional interests in Prost, or rights of any kind to acquire any interests in Prost, or incur any liability in respect of (a) borrowed money, (b) capitalized lease obligations, (c) deferred purchase price of property or services (other than trade payables in the ordinary course) and (d) guarantees of any of the foregoing ("Indebtedness") (other than pursuant to existing lines of credit for use in the ordinary course of business and consistent with past practices) or any option, rights or warrants to acquire, or securities convertible into, partnership interests; (ii) except as required or permitted by this Agreement, acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other transaction other than in each case in the ordinary course of business (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (v) enter into any contract, agreement, commitment or

                                                                      20 of 37
arrangement with respect to any of the foregoing.

                  (d) Prost shall not, except as expressly permitted by this Agreement or required to comply with applicable law or this Agreement, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of any director or officer or any employee (except, with respect to employees, for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to Prost relative to the level in effect prior to such amendment), (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plan or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (e)      Between the date hereof and the Contribution Date,
(i) Prost shall provide BWISS within 25 days after the end of each month such financial statements as are customarily prepared by Prost on a monthly basis;
(ii) Prost shall consult with BWISS on a regular basis with respect to all operating decisions which could be expected to result in a material change in the business of Prost as presently operated or which are not in the ordinary course of business; and (iii) Prost shall permit representatives of BWISS and prospective providers of information, documents, facilities and personnel as they may from time to time request.

         6.2 APPROVAL OF PARTNERS. Prost shall (a) cause a meeting of its partners to be duly called and held in accordance with the laws of the State of California and Prost's certificate of limited partnership and limited partnership agreement as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement, the Other Agreements and the Partnership Agreement (the "Proposal"), (b) recommend to its partners approval of the Proposal, (c) use its best efforts to obtain the necessary approval of its partners, and (d) in cooperation with BWISS mail to partners a transmittal letter in form and substance reasonably satisfactory to BWISS to be used by such partners in forwarding their partnership interests certificates, if any, for surrender and exchange. Except with the prior written consent of BWISS, neither Prost nor Prost's General Partner shall distribute any materials to Prost's partners in connection with the Proposal other than such information as BWISS deems appropriate.

         6.3 THIRD PARTY CONSENTS. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and

                                                                      21 of 37
approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Proposal.

         6.4      EMPLOYEE MATTERS.

                  (a) The Partnership shall offer employment with the Partnership to each employee of Prost engaged primarily in the Business (such employees are hereinafter referred to as the "Business Employees") who on the Contribution Date is actively employed by Prost or who was actively employed by Prost but is on authorized leave of absence, military service, or layoff with recall rights as of the Contribution Date, but shall exclude any other inactive or former Business Employee, including any person who is on short-term or long-term disability or who has terminated his or her employment, retired, or died on or before the Contribution Date. All such Business Employees who are offered employment by the Partnership and who accept such employment shall be collectively referred to as the "Transferred Employees."

                  (b) The Partnership shall indemnify and hold Prost and its Affiliates harmless from any liability, loss, damage, or expense Prost or its Affiliates may incur as a result of any claims made subsequent to the Contribution Date relating to severance and severance claims arising with respect to any Business Employee because of the failure of the Partnership to offer such Business Employee employment in accordance with Section 6.4(a) of this Agreement. Prost shall retain all liabilities and obligations arising from the termination or severance of any Business Employee solely as a result of such Employee's failure to accept an offer of employment pursuant to Section 6.4(a) of this Agreement which is made on terms and conditions which are in accordance with the provisions of Section 6.4(d) of this Agreement.

                  (c) Prost covenants and agrees not to solicit or hire for employment with Prost or any of its Affiliates any Transferred Employee without the consent of BWISS, such covenant and agreement to terminate two (2) years after the Contribution Date. Except as specifically provided for in this Agreement, Prost covenants and agrees to retain all responsibility and liability with respect to the vested accrued benefits (including any claims with respect to any medical benefits that were incurred but not reported prior to the Contribution Date as of the Contribution Date) of the Transferred Employees (including any beneficiary or dependent thereof) under Prost employee welfare benefit plans, employee pension benefit plans, and employee fringe benefit arrangements and any other liabilities or obligations relating to Prost employee benefits or compensation.

                  (d) Except for persons entering into the Employment Agreements attached to the Partnership Agreement, the Partnership covenants and agrees to pay to any Transferred Employee who accepts or continues, as the case may be, at-will employment with the Partnership with a rate of base salary at least equal to such Transferred Employee's rate of base salary on the Contribution Date, and to provide such Transferred Employee with a title and responsibilities comparable to those of such Transferred Employee on the Contribution Date.

                                                                      22 of 37

For a period of one (1) year commencing on the Contribution Date, the Partnership covenants and agrees to provide the Transferred Employees such employee welfare benefit plans, employee pension benefit plans, and employee fringe benefit arrangements which, in the aggregate, are at least as favorable as the benefits presently provided to Business Employees under the plans and arrangements listed on Schedule 4.17.

                                    SECTION 7
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1      SURVIVAL; INDEMNIFICATION.

                  (a) The covenants, agreements, representations, and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Contribution Date until December 31, 2001, except that (i) any covenants, agreements, representations, or warranties relating to Tax matters shall extend until the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof) and (ii) the indemnity provisions set forth in Sections 7.1(b)(ii), 7.1(b)(iii) and 7.1(b)(v) of this Agreement shall extend without limit as to time. Notwithstanding the preceding sentence, any covenant, agreement, representation, or warranty in respect of which indemnity may be sought under this Section 7 shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time.

                  (b) Prost and its successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 7.4 of this Agreement) against and agree to hold it harmless from any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a "Loss") incurred or suffered by such Indemnitee arising out of (i) any breach of any covenant or agreement or of any inaccuracy or omission in any representation or warranty made by Prost pursuant to this Agreement; (ii) the failure of Prost to perform any obligation or liability of the Business not assumed by the Partnership pursuant to this Agreement or relating to the Excluded Assets for which indemnification provisions are set forth in Section 7.3 of this Agreement; (iii) or relating to claims by third parties in connection with the contribution by Prost of the Business to the Partnership; (iv) any and all losses, claims, demands, penalties, fines, settlements, or damages arising under U.S. or any state or local Environmental Laws and relating to conditions, events, actions, violations, obligations, or circumstances that exist in whole or part prior to the Contribution Date; and (v) any breach of any covenant or agreement or of any inaccuracy or omission in any representation or warranty made by Prost pursuant to this Agreement and at the time such representation or warranty was made, Prost knew it was false with the intent to deceive Indemnitee or an Indemnitee Affiliate.

                                                                      23 of 37

         7.2 LIMITATIONS OF INDEMNIFICATION. Notwithstanding anything contained in this Section 7 to the contrary, the Indemnitors shall be required to indemnify each Indemnitee and Indemnitee Affiliate against and hold it harmless from all Loss (other than relating to Taxes) with respect to Sections 7.1(b)(i) and 7.1(b)(iv) of this Agreement only to the extent that the aggregate amount of such Loss exceeds Five Thousand Dollars ($5,000.00) (the "Liability Threshold"). In the event that the aggregate amount of all Loss (other than relating to Taxes) with respect to Sections 7.1(b)(i) and 7.1(b)(iv) of this Agreement sustained by the Indemnitees or Indemnitee Affiliates exceeds the Liability Threshold, and the Indemnitors are required to indemnify such Indemnitees, the Indemnitors shall be responsible for payment for all Loss with respect to Sections 7.1(b)(i) and 7.1(b)(iv) of this Agreement in excess of the Liability Threshold; provided, however, that in no event shall the amount of Loss (other than relating to Taxes) with respect to Sections 7.1(b)(i) and 7.1(b)(iv) of this Agreement payable by the Indemnitors exceed in the aggregate the value of Prost's Capital Contribution.

         7.3      TAX INDEMNIFICATION WITH RESPECT TO TAX LIABILITY.

                  (a) Except to the extent such Taxes are set forth in the Contribution Date Balance Sheet and subject to Section 7.3(i) hereof, Prost shall indemnify and hold harmless each Indemnitee from (i) any liability for Tax of Prost which is incurred in or attributable to the Tax Indemnification Period; and (ii) any liability, cost, expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses), loss, damages, assessment, settlement, or judgment arising out of or incident to the imposition, assessment, or assertion of any liability described in subclauses
(i) and (ii) hereof, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment, or assertion of any tax (subject to the provisions of Section 7.3(e) hereof), and any liability of any Indemnitee by reason of being a transferee of the assets of Prost with respect to any liability for Tax of Prost which is incurred or attributable to the Tax Indemnification Period. The sum of (i) and (ii) above is referred to herein as a "Tax Loss."

                  (b) In the case of any Taxes that are imposed, assessed, or asserted on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Contribution Date, the portion of such Taxes related to the portion of such Taxable period ending on the Contribution Date and the portion of such Taxes that is incurred in or attributable to the Pre-Contribution Tax Period shall (i) in the case of any Tax other than a Tax imposed on, measured by, or related to revenues, gross or net income, receipts, gains, or compensation, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Contribution Tax Period and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax imposed on, measured by, or related to revenues, gross or net income, receipts, gains, or compensation, be deemed equal to the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the revenues, gross or net income, receipts, gains, or compensation, as the case may be, attributable to the Tax Indemnification Period and the denominator of which is the total amount of revenues, gross or net income, receipts, gains, or compensation for the entire Taxable period.

                                                                      24 of 37

                  (c) Upon the incurrence by any Indemnitee of any Tax Loss or any Loss relating to an excluded Tax Liability (as defined in Section 1.5(i) hereof), Prost shall discharge its obligations to indemnify such Indemnitee against such Tax Loss or Loss by paying to the Indemnitee in U.S. dollars an amount equal to the amount of such Tax Loss or Loss. Any payment pursuant to this Section 7.3(c) or Section 7.1 hereof relating to an Excluded Tax Liability shall be delivered no later than five (5) days prior to the first date on which such Indemnitee is required (without incurring interest or penalties) under applicable law to make any payment with respect to or as a result of such Tax Loss or Loss. The Partnership shall deliver to Prost, upon the incurrence of a Tax Loss or any Loss relating to an Excluded Tax Liability by any Indemnitee, written notice describing such Tax Loss or Loss and stating the amount thereof, the amount of the indemnity payment requested, and the first date on which such Indemnitee is required (without incurring interest or penalties) to make any payment with respect to or as a result of such Tax Loss or Loss. Any payment required under this Section 7.3(c) or any Loss relating to an Excluded Tax Liability and not made when due shall bear interest at the federal short-term rate under Section 1274 of the Code for each day until paid.

                  (d) If any Indemnitee receives a refund or reduces its Tax liability by using a credit of any Tax in respect of the Tax Indemnification Period or any Excluded Tax Liability, such Indemnitee shall pay to Prost the amount of such refund or credit within thirty (30) days of the date on which such refund or credit is received or used by such Indemnitee. The Partnership agrees that, upon the request of Prost, the Partnership shall file, or cause an Indemnitee to file, a claim for refund in such form as Prost may reasonably request of any Tax in respect of the Tax Indemnification Period or any Excluded Tax Liability provided that the Partnership or an Indemnitee shall not be required to file such a claim if such claim would adversely affect the Tax liability of the Partnership, or any of its Affiliates or, after the Contribution Date. Prost shall have the sole right to prosecute such claim for refund (by suit or otherwise) at Prost's expense and with counsel of Prost's choice. The Partnership agrees that it will cooperate, and cause each Indemnitee to cooperate, fully with Prost and its counsel in connection therewith.

                  (e) The Partnership agrees to give prompt notice to Prost of the assertion of any claim, or the commencement of any suit, action, proceeding, audit, or assessment in respect of which indemnity may be sought hereunder or under Section 7.1 of this Agreement relating to an Excluded Tax Liability, and of any Loss, (specifying with reasonable particularity the basis therefor) and will give Prost such information with respect thereto as Prost may reasonably request. Prost may, at its own expense, participate in and, upon notice to the Partnership, assume the defense of any such suit, action, proceeding, or audit; Prost shall thereafter consult with the Partnership upon the Partnership's reasonable request for such consultation from time to time with respect to such suit, action, proceeding, or audit and shall not, without Company's consent, agree to any settlement or assert any position with respect to any Tax if such settlement or position could adversely affect the Tax liability of the Partnership, any of its Affiliates, or, after the Contribution Date, Prost. If Prost assumes such defense, the Partnership shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Prost provided that ultimate control shall

                                                                      25 of 37
remain with Prost. Prost shall be liable for the fees and expenses of counsel employed by the Partnership for any period during which Prost has not assumed the defense thereof. Whether or not Prost chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (f)      Prost shall not be liable under this Section 7.3 or
Section 7.1 of this Agreement relating to an Excluded Tax Liability with respect to any Tax resulting from a claim or demand the defense of which Prost was not offered the opportunity to assume as provided under Section 7.3(e) of this Agreement. No investigation by the Partnership or any of its Affiliates at or prior to the Contribution Date shall relieve Prost of any liability hereunder.

                  (g) If any adjustments shall be made to any Tax return relating to Prost in respect of the Business for any Pre-Contribution Tax Period which result in any Tax detriment to Prost or any Affiliate thereof with respect to such period and any Tax benefit to the Partnership or any Affiliate thereof for any Taxable period ending after the Contribution Date, Prost shall be entitled to the benefit of such Tax benefit, and the Partnership shall pay to Prost the amount of such Tax benefit at such time or times as and to the extent that the Partnership or any Affiliate thereof actually realizes such benefit through a refund of Tax or reduction in the amount of Tax which the Partnership or any Affiliate thereof otherwise would have had to pay if such adjustment had not been made. If any adjustments (including any adjustment arising by reason of a refund claim) shall be made to any Tax return relating to the Partnership or Prost for any Taxable period after the Contribution Date which result in any Tax detriment to the Partnership or any Affiliate thereof with respect to such period and any Tax benefit to Prost or any Affiliate thereof for any Pre-Contribution Tax Period, the Partnership shall be entitled to the benefit of such Tax benefit, and Prost shall pay to the Partnership the amount of such Tax benefit at such time or times as and to the extent that Prost or any Affiliate thereof actually realizes such benefit through a refund of Tax or reduction in the amount of Tax which Prost or any such Affiliate otherwise would have had to pay if such adjustment had not been made.

                  (h) If the Partnership or any Affiliate thereof realizes such a Tax benefit in a taxable period ending after the Contribution Date with respect to a Tax Loss through a refund of Tax or reduction in the amount of Tax which the Partnership or any Affiliate thereof otherwise would have to pay then,
(i) if such benefit is actually realized prior to the indemnity payment being made, the amount of such benefit shall reduce the amount of the indemnity payment otherwise required to be made hereunder, and (ii) if such benefit is actually realized subsequent to the indemnity payment or contribution being made, the Partnership or such Affiliate shall pay the amount of such benefit to Prost at such time as such benefit is actually realized.

                  (i) With respect to liability for Tax of Prost incurred in or attributable to the Pre-Contribution Tax Period in respect of any item which gave rise to an amount included in the provision for deferred income taxes on the Contribution Date Balance Sheet, Prost shall pay to an Indemnitee an amount equal to the amount of such Tax liability, minus the present value of (i) any deduction, amortization, exclusion from income, or tax credit allowable to such

                                                                      26 of 37

Indemnitee which would not be allowable but for an adjustment with respect to which Prost is obligated to indemnify such Indemnitee ("the Tax Benefit"), multiplied (ii) by the maximum applicable tax rate in effect at such time or, in the case of a credit, by 100 percent (the product of (i) and (ii) in the preceding clause shall be referred to as "the Hypothetical Tax Benefit"). The present value of the Hypothetical Tax Benefit shall be determined based on the federal mid-term rate under Section 1274 of the Code in effect at the time the indemnification payment is made, compounded annually for the number of years between the year to which the adjustment relates and the year on which such Tax Benefit would be allowable under law whether or not the Indemnitee could derive any actual tax savings as a result thereof.

         7.4 DEFINITIONS. For the purpose of this Agreement, the following terms have the following meanings:

                  (a) "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Indemnitee" means the Partnership, any of its Affiliates, and BWISS.

                  (d) "Indemnitee Affiliate" means the employees, successors, and assigns of each Indemnitee, and, with respect to each corporate Indemnitee, its directors, officers, and shareholders.

                  (e) "Pre-Contribution Tax Period" means any Tax Period ending on or before the close of business on the Contribution Date, or, in the case of any Tax period which includes, but does not end on, the Contribution Date, the portion of such period up to and including the Contribution Date.

                  (f) "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other Person.

                  (g) "Tax Asset" means any net operating loss or other Tax loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction, or any other credit or Tax attribute of Prost which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

                                                                      27 of 37

                  (h) "Tax Indemnification Period" means (i) any Pre-Contribution Tax Period, or (ii) with respect to any Tax described in clause
(ii) of Section 7.4(f), the survival period of the indemnification obligation under the applicable contract.

         7.5      CONTROL OF LITIGATION.

                  (a) The Indemnitees and Indemnitee Affiliates agree to give prompt notice to the Indemnitors of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under Section 7.1(b) of this Agreement and of any Loss which any such Indemnitee deems to be within Section 7.1(b) of this Agreement other than relating to Taxes (specifying with reasonable particularity the basis therefor) and will give the Indemnitors such information with respect thereto as the Indemnitors may reasonably request. The Indemnitors may, at their own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action, or proceeding; provided that the Indemnitors' counsel is reasonably satisfactory to such Indemnitee, the Indemnitors shall thereafter consult with such Indemnitee upon such Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Indemnitors shall not, without such Indemnitee's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim. If the Indemnitors assume such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Indemnitors. For any period during which the Indemnitors have not assumed the defense thereof, the Indemnitors shall be liable for the fees and expenses of counsel employed by any Indemnitee; provided, however, that the Indemnitors shall not be liable for the fees or expenses of more than one counsel employed by any Indemnitee in any jurisdiction for all Indemnitees. If the Indemnitees assume the defense thereof, the Indemnitees shall thereafter consult with the Indemnitors upon the Indemnitors' reasonable request for such consultation from time to time with respect to such suit, action, or proceeding and the Indemnitees shall not, without the Indemnitors' consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim. Whether or not the Indemnitors choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (b) The Indemnitors shall not be liable under Section 7.1(b) hereof with respect to any Loss resulting from a claim or demand the defense of which the Indemnitors were not offered the opportunity to assume as provided under Section 7.5(a) hereof to the extent the Indemnitors' liability under Section 7.1(b) hereof is prejudiced as a result thereof. No investigation by any Indemnitee or Indemnitee Affiliate prior to the Contribution Date shall relieve any Indemnitor of any liability hereunder.

         7.6 TRANSFER TAXES. Prost shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers by Prost of real property and tangible and intangible personal property, including without limitation Intellectual Property, applicable to the transfers of the Assets contemplated by this Agreement and all sales and use Taxes applicable to transfers by Prost of

                                                                      28 of 37
the Assets contemplated by this Agreement.

         7.7 COOPERATION ON TAX MATTERS. Prost and the Partnership shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Prost agree
(a) to retain all books and records which are relevant to the determination of the Tax liabilities pertinent to the Assets and Prost relating to any Pre-Contribution Tax Period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Partnership or Prost, as the case may be, shall allow the other party to take possession of such books and records.

         7.8 ELECTIONS. Prior to the Contribution Date, without the prior written consent of BWISS, neither Prost nor any Affiliate of Prost shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Prost, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to an Tax claim or assessment relating to Prost, take any other action, or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission that had (or will have) the effect of increasing the Tax liability of Prost, the Partnership, or any Affiliate of the Partnership.

         7.9 TAX RETURNS OF PROST. With respect to any Tax return required to be filed by Prost for its taxable period which includes (but does not end on) the Contribution Date, the Partnership shall provide Prost and its authorized representatives with copies of such completed Tax return and a statement (with which the Partnership will supply supporting schedules and information) setting forth the amount of Tax shown on such Tax return that is allocable to Prost pursuant to Section 7.3(b) hereof (the "Statement") at least forty-five (45) business days prior to the due date (including any extension thereof) for the filing of such Tax return. Reasonable costs, fees, and expenses relating to the preparation of such Tax return shall be borne equally by Prost and the Partnership. Prost shall have the right at its own expense to review such Tax return and Statement prior to the filing of such Tax return. If Prost, within ten (10) business days after delivery of the Statement, notifies the Partnership in writing that it objects to any items on such Statement, specifying with particularity any such item and stating the specific factual or legal basis for any such objection, the Partnership and Prost shall resolve in good faith and use their best efforts to resolve such items. If the dispute is not resolved within twenty (20) days after receipt by the Partnership of such notice, the disputed items shall be resolved pursuant to Section 7.10 hereof and such Tax return shall be filed consistently therewith. Not later than the later of five
(5) days before the due date for payment of Taxes with respect to such Tax

                                                                      29 of 37
return or, in the event of a dispute, five (5) days after notice to Prost of the resolution thereof, Prost shall contribute to the Partnership or the Partnership shall distribute to Prost, as the case may be, an amount equal to the difference between (a) the Taxes shown on the Statement as being allocable to Prost pursuant to Section 7.10 hereof or in such notice (as the case may be) and (b) any payment made by Prost or any Affiliate thereof prior to the Contribution Date in respect of such Taxes.

         7.10 CERTAIN DISPUTES. To the extent provided in Section 7.9 hereof, disputes arising under such Section and not resolved by mutual agreement as stated therein shall be resolved by an accounting firm with no affiliation or relationship whatsoever with the Partnership, Prost, or its Affiliates (the "Accounting Referee"), chosen and mutually acceptable to both the Partnership and Prost within five (5) days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees, and expenses of the Accounting Referee shall be borne equally by the Partnership and Prost.

         7.11 OTHER TAX MATTERS. Any payment by Prost to the Partnership or any other Indemnitee or Indemnitee Affiliate or any payment by the Partnership or any other Indemnitee to Prost made under this Section 7 will be treated as Capital Contributions to the Partnership or distributions from the Partnership for federal income tax purposes, provided that such payments will not affect the Capital Account of, any other contributions to be made by, or the distributions or allocations to be made to Prost under the Partnership Agreement.

                                    SECTION 8
                       CONDITIONS TO CLOSING; TERMINATION

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each party to effect the closing of the transaction contemplated by this Agreement and the Partnership Agreement shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Contribution Date:

                  (a) The closing of a public offering of BWI's common stock realizing gross proceeds (before any deductions, including, but not limited to, underwriters' compensation and expenses) of at least $8,000,000;

                  (b) This Agreement, the Partnership Agreement and the Other Agreements shall have been approved and adopted by (i) the requisite vote of the Board of Directors and shareholders of Prost's General Partner, (ii) the requisite vote of the Board of Directors and sole shareholder of BWISS, and
(iii) the requisite vote of Prost partners;

                  (c) No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation

                                                                      30 of 37
of the transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

                  (d) All licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained, and all filings, notices or declarations required to be made, by Prost, BWISS, or the Partnership in order to consummate the Proposal and the transactions contemplated hereunder shall have been obtained from, and made with, all required governmental entities, without any material condition thereto.

         8.2 CONDITIONS TO OBLIGATION OF BWISS TO EFFECT THE CLOSING. The obligation of BWISS to effect the closing of the transaction contemplated by this Agreement and the Partnership Agreement is subject to fulfillment of all of the following conditions precedent at or prior to the Contribution Date:

                  (a) The representations and warranties of Prost set forth herein are true and correct in all material respects as of the date hereof and as of the Contribution Date. Any matter which would otherwise constitute a failure to comply with or conform to a representation or warranty by Prost hereunder shall not be deemed to be such a failure if BWISS has consented to the same in writing.

                  (b) Prost shall have performed, satisfied and complied with all covenants, agreements, and conditions required to be performed by it.

                  (c) At the closing, Prost shall have delivered to, or have made available to BWISS at the offices of Prost, all of the following:

                           (1)      a certificate of Prost, executed by the
President and Chief Financial Officer of Prost's General Partner, to the effect that each of the conditions specified in Sections 8.2(a), 8.2(b), 8.2(e) and 8.2(g) have been satisfied and that this Agreement and the transactions contemplated hereby were approved by the requisite vote of the Prost partners;

                           (2)      resolutions duly adopted by the Board of
Directors of Prost's General Partner's authorizing the transactions which are the subject of this Agreement, certified by the Secretary of Prost's General Partner;

                           (3)      certificates issued as of the most recent
practicable date, by the appropriate governmental authorities with respect to the good standing of Prost in the jurisdiction in which Prost is organized;

                           (4)      certificates executed by the Secretary of
Prost's General Partner to the effect that there have been no amendments to the charter documents attached as Schedule 4.1 hereof, since the date of this Agreement;

                                                                      31 of 37

                           (5)      the original books of account and other
records of Prost;

                           (6)      a balance sheet of the assets and
liabilities to be contributed by Prost dated as of a date no more than ten (10) business days before the Contribution Date ("Closing Balance Sheet"). The Closing Balance Sheet shall be provided to BWISS at least five (5) business days before the Contribution Date and shall be certified by the Chief Financial Officer of Prost's General Partner that the Closing Balance Sheet was prepared from the books and records of Prost in conformity with U.S. Generally Accepted Accounting Principles consistently applied and fairly present the financial condition of the assets and liabilities to be contributed by Prost as of the date stated therein. If BWISS shall notify Prost within three (3) business days after receipt of the Closing Balance Sheet that it disputes any matter with respect to such Closing Balance Sheet, then any such matters (the "Disputed Matters") shall be submitted to an arbitrator which shall be a certified public accounting firm ("Arbitrator") mutually selected by BWISS and Prost within two
(2) business days after such notice unless the parties agree in writing to extend such period in an attempt to negotiate a settlement. The Arbitrator shall consider only the Disputed Matters. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be shared equally by Prost and BWISS, except that the Arbitrator shall have the authority to award the reimbursement of such expenses to the prevailing party;

                           (7)      such other documents, records and other
items as shall be necessary for the operation of the Business;

                  (d) The Other Agreements, substantially in the form attached to the Partnership Agreement, shall be executed by Prost or its Affiliates, as applicable.

                  (e) Prost shall have obtained and delivered to BWISS all consents set forth in Schedules 4.4, 4.21 and 4.22 annexed hereto.

                  (f) From and after the date hereof, there shall have occurred or be threatened no event relative to the assets or business of Prost which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, assets, operations or financial condition of Prost.

                  (g) There shall not be pending or threatened before any governmental authority any action, suit or proceeding which, if adversely determined, would (i) make the consummation of this Agreement illegal, (ii) require the divestiture by the Partnership of all or a material portion of the business or assets as a result of the transactions contemplated hereby, (iii) impose limitations which adversely affect to a significant extent the ability of the Partnership to exercise full rights of ownership of the assets of the Business, as currently conducted by Prost, as a result of the transactions contemplated hereby, (iv) prevent the consummation of this Agreement or (v) cause this Agreement to be rescinded following consummation of this Agreement, and no judgment with respect to any of the foregoing shall be in effect.

                                                                      32 of 37

                  (h) All proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonable satisfactory to BWISS and its Counsel, and BWISS shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as BWISS reasonably requests.

         8.3 CONDITIONS TO OBLIGATION OF PROST TO EFFECT THE TRANSACTION. The obligations of Prost and its General Partner to effect the Transaction are subject to the fulfillment of all of the conditions precedent at or prior to the Contribution Date:

                  (a) The representations and warranties of BWISS set forth herein are true and correct in all material respects as of the date hereof and the Contribution Date. Any matter which would otherwise constitute a failure to comply with or conform to a representation or warranty by Prost hereunder shall not be deemed to be such a failure if Prost has consented to the same in writing.

                  (b) BWISS has or shall have performed, satisfied and complied with all covenants, agreements and conditions required to be performed by it.

                  (c) At the closing, BWISS shall deliver to Prost the following:

                           (1)      a certificate of BWISS executed by the
President and Chief Financial Officer of BWISS to the effect that each of the conditions specified in Sections 8.3(a), 8.3(b), 8.3(e) and 8.3(f) have been satisfied;

                           (2)      resolutions adopted by the Board of
Directors of BWISS authorizing the transactions contemplated hereby, certified by the Secretary of BWISS;

                           (3)      certificates issued by appropriate
governmental authorities evidencing, as of the most recent practicable date, the good standing of BWISS in its state of incorporation.

                  (d) The Other Agreements, substantially in the form attached to the partnership Agreement, shall be executed by BWISS or its Affiliates, as applicable.

                  (e) BWISS shall have obtained and delivered to Prost all consents set forth in Schedules 5.3 and 5.5 annexed hereto.

                  (f) There shall not be pending or threatened before any governmental authority any action, suit or proceeding which, if adversely determined would (i) prevent the consummation of the transaction contemplated by this Agreement, or (ii) cause such transaction to be rescinded following consummation of the transaction contemplated by this Agreement, and no judgment with respect to any of the foregoing shall be in effect.

                  (g) All legal and corporate proceedings in connection with the transactions

                                                                      33 of 37
contemplated by this Agreement shall be in form and substance reasonably satisfactory to Prost and Prost's Counsel, and Prost shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as Prost reasonably requests.

         8.4 TERMINATION. This Agreement may be terminated at any time prior to the Contribution Date, whether before or after approval by the partners of Prost:

                  (a)      by mutual consent of Prost and BWISS; or

                  (b) by either Prost or BWISS if (i) the Contribution Date shall not have been consummated on or before March 31, 1997 (the "Termination Date"), (ii) the requisite vote of the partners of Prost to approve this Agreement and the transactions contemplated hereby and thereby shall not be obtained at the meetings, or any adjournments thereof, called therefor, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Prost or BWISS to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iv) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

                  (c) In the event of termination of this Agreement by either Prost or BWISS, as provided in Section 8.4(a) or (b), this Agreement shall forthwith become void and there shall be no liability on the part of either BWISS, Prost or BWI or their respective officers or directors, except that nothing in this Section 8.4 shall relieve any party from liability for any breach of this Agreement.

         8.5 BREAK UP FEES. In the event of termination of this Agreement under Section 8.4, other than arising from the breach of this Agreement by a party hereto, and each party hereto shall otherwise be responsible for their own disbursements and expenses incurred in the transactions contemplated hereby, except BWISS shall pay Prost's reasonable legal and accounting fees in connection with negotiating the agreement contemplated hereby.

                                    SECTION 9
                            MISCELLANEOUS PROVISIONS

         9.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, or supplemented only by written agreement of Prost and BWISS.

         9.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with

                                                                      34 of 37
such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2, with appropriate notice in accordance with Section 9.8 of this Agreement.

         9.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights hereunder without the written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

         9.4 FURTHER ASSURANCES. From time to time, at the request of Prost or the Partnership and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as Prost or the Partnership may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Partnership good and marketable title to the Assets. Prost hereby constitutes and appoints, effective as of the Contribution Date, the Partnership and its successors and permitted assigns as the true and lawful attorney of Prost with full power of substitution in the name of the Partnership or in the name of Prost, but for the benefit of the Partnership, to collect for the account of the Partnership any items of Assets and to institute and prosecute all proceedings which the Partnership may in its reasonable discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Assets, and to defend or compromise any and all action, suits, or proceedings in respect of the Assets. The Partnership shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without regard to its conflicts of law doctrines.

         9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

         9.7 PUBLICITY. Neither of the parties will make any disclosure of the transactions contemplated by this Agreement, the Partnership Agreement or the Other Agreements, or any discussions in connection therewith, without the prior written consent of the other party. The preceding sentence shall not apply to any disclosure required to be made by Law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure

                                                                      35 of 37
before making it.

         9.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Prost:                         with a copy to:
         ------------                         ---------------
         Prost Partners, L.P.                 Wild, Carter & Tipton
         821 L Street                         246 W. Shaw
         Modesto, CA  95354                   Fresno, CA 93704
         Attn: Garith Helm                    Attn: Bruce Brown, Esq.

         If to BWISS:                         with a copy to:
         ------------                         ---------------
         BWI - St. Stan's, Inc.               Hecht & Steckman, P.C.
         9800 S. Sepulveda Blvd., Suite 720   60 East 42nd Street, Suite 5101
         Los Angeles, CA  90045               New York, NY 10165-5101
         Attn: Frederik Rodenhuis             Attn:    James G. Smith, Esq.

         If to the Partnership:               with a copy to:
         ----------------------               ---------------
         BWI-Prost Partners                   BWI - St. Stan's, Inc.
         821 L Street                         9800 S. Sepulveda Blvd., Suite 720
         Modesto, CA  95354                   Los Angeles, CA  90045
         Attn: Garith Helm                    Attn: Frederik Rodenhuis

                                              and with a copy to:
                                              -------------------
                                              Hecht & Steckman, P.C.
                                              60 East 42nd Street, Suite 5101
                                              New York, NY 10165-5101
                                              Attn:    James G. Smith, Esq.

         9.9 SPECIFIC PERFORMANCE. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

         9.10 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                                                      36 of 37

         9.11 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, together with the Partnership Agreement and the Other Agreements, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.12 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         9.13 INCONSISTENCY OR CONFLICT. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the Other Agreements, the provisions of this Agreement shall govern. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Partnership Agreement, the provision of the Partnership Agreement shall govern. However, to the extent possible, the Agreement, Partnership Agreement and Other Agreements shall be interpreted to give effect to the provisions contained in each such document.

         9.14 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part as if set forth in full herein.

         9.15 ARBITRATION. Any dispute arising under this Agreement or the transactions contemplated thereby shall be arbitrated before the American Arbitration Association at its offices located in San Francisco, California.

         9.16 ATTORNEYS' FEES. If any legal action, whether in court or arbitration, arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' and expert witness fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of December 17, 1996.

PROST PARTNERS, L.P.                      BWI-ST. STAN'S, INC.

By:   /s/ GARITH HELM                     By:  /s/ FREDERIK G.M. RODENHUIS
   ------------------------------             ------------------------------
Garith Helm, President of                 Frederik G.M. Rodenhuis, President and
Stanislaus Brewing Company, Inc.,         Chief Executive Officer
General Partner